UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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BEAZER HOMES USA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:
Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 8:00 a.m., Eastern Time, on Wednesday, February 4, 2015, at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1.	The election of the eight nominees to our Board of Directors named in the accompanying Proxy Statement;

2.
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2015;

3.	A non-binding advisory vote regarding the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal; and

4.	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on December 8, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A copy of our Annual Report to stockholders is being mailed to you together with this notice.
We encourage you to take part in our affairs by voting through one of the following methods: by written ballot at the meeting, by telephone, by Internet or by mailing a written proxy card.

By Order of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2014

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 4, 2015.
Our Proxy Statement for the 2015 annual meeting of stockholders and our Annual Report to stockholders for the fiscal year ended September 30, 2014 (“Annual Report”) are available at www.proxyvote.com.
You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.
HOW TO VOTE
You can vote your shares in person by attending the meeting or by completing and returning a proxy card by mail or by using the telephone or the Internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see pages 1 and 2 of the accompanying Proxy Statement for more information.
ANNUAL MEETING ADMISSION
Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.
To obtain directions to attend the annual meeting, please contact our Investor Relations Department at (770) 829-3700.
ELECTRONIC DELIVERY OF PROXY MATERIALS
Instead of receiving copies of our proxy statement in the mail, stockholders may elect to receive only an e-mail with a link to future proxy statements, proxy cards and annual reports on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to you and significantly reduces the environmental impact. Stockholders may enroll to receive proxy materials online as follows:
Stockholders of Record. If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.
Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.
401(k) Plan Participants. If you are a participant in our 401(k) plan, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.
HOUSEHOLDING
As permitted by the Securities and Exchange Commission, only one copy of our proxy statement and our annual report to stockholders may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of our proxy statement or annual report. We will promptly deliver, upon oral or written request, a separate copy of our proxy statement or annual report, as applicable, to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of our proxy statement or annual report may contact us to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact us to request that only a single copy of the proxy statement and annual report be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

i

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on February 4, 2015 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 8, 2014 are entitled to notice of and to vote at the annual meeting. On December 8, 2014, we had 27,448,293 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy card are being mailed to stockholders, commencing on or about December 19, 2014, together with our Annual Report to stockholders (which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (our “2014 Form 10-K”)).
Note Regarding Share-Related Numbers in this Proxy Statement
On October 11, 2012, we effected a 1-for-5 reverse stock split of our common stock (the “Reverse Stock Split”). All share amounts, per share amounts and share prices reflected throughout this Proxy Statement have been adjusted to reflect the Reverse Stock Split, unless otherwise noted.
Voting Instructions
General
Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:
1.    FOR the election of the eight nominees to our Board of Directors named in this Proxy Statement;
2.    FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2015;
3.    FOR the approval of the compensation paid to our named executive officers (the “Say on Pay” proposal); and
4.    In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting.
We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.
If you are a stockholder of record as of the close of business on December 8, 2014, you can give a proxy to be voted at the meeting:
1.    by mailing in the enclosed proxy card;
2.    by submitting a written ballot at the meeting;
3.    over the telephone by calling a toll-free number; or
4.    by using the Internet.
The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.
Signature Requirements
If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer’s full title should be given.
Revocation
A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Corporate Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions on the enclosed proxy card.
Quorum
The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum. Holders of common stock will be entitled to one vote for each share they hold.
Broker Non-Votes
If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Please note that, under the rules of the New York Stock Exchange (the “NYSE”) that guide how brokers vote your stock, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to Proposal 1 (the election of directors) or Proposal 3 (the advisory “Say on Pay” proposal).
Accordingly, if your shares are held in street name, we strongly encourage you to provide your broker with voting instructions and exercise your right to vote for these important proposals.
Vote Requirements

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors (Proposal 1)	Votes cast FOR exceed votes cast AGAINST	FOR, AGAINST or ABSTAIN	No effect - not treated as a “vote cast”	No	No effect - not treated as a “vote cast”
Ratification of Auditor Appointment (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Non-Binding Advisory Vote on Executive Compensation (Say on Pay) (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted on.

Expenses of Solicitation
Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, our directors, officers and other employees may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, we have engaged Georgeson Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $20,000 plus costs and expenses incurred by Georgeson Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

CORPORATE GOVERNANCE
Recent Developments
Below we describe certain changes relating to our corporate governance that have been implemented since the date of our last proxy statement:

•
In November 2014, we announced that Brian C. Beazer has elected to step down as our Non-Executive Chairman of the Board, effective immediately following the annual meeting. He will be succeeded by Stephen P. Zelnak, Jr., a current non-employee director, subject to Mr. Zelnak’s re-election to the Board of Directors. Mr. Beazer will stand for re-election at the annual meeting and, if elected, has agreed to serve as a director and as Chairman Emeritus. See “— Board of Directors and Committees — Board Leadership Structure” below. In addition, in November 2014, our Nominating/Corporate Governance Committee recommended, and our Board of Directors approved, an increase in the age limit for nomination for election or re-election of a director from age 72 to age 74, subject to exceptions in certain circumstances.

•
In September 2014, the Compensation Committee amended our stock ownership policy to increase the ownership requirement for our CEO from 3.0 times base salary to 5.0 times base salary and the ownership requirement for the other named executive officers (“NEOs”) from 1.5 times base salary to 3.0 times base salary. As of December 8, 2014, each of our NEOs was in compliance with this revised stock ownership policy. See “— Board Corporate Governance Practices — Stock Ownership and Holding Requirements” below.

•
Our new 2014 Long-Term Incentive Plan provides that awards are subject to our existing clawback policy and any other clawback policies we adopt in the future. In addition, the Compensation Committee may provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company. See “— Board Corporate Governance Practices — Compensation Clawback Policy” below.

•
In September 2014, we entered into new employment agreements with each of our NEOs. The new agreements replaced our NEOs’ prior employment agreements, which were scheduled to expire in June 2015. Under the new employment agreements, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company. See “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements.”

Board of Directors and Committees
During fiscal year 2014, our Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Finance Committee. Directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 6, 2014, all directors were in attendance. During fiscal year 2014, each director attended every meeting of the Board of Directors and each committee on which he or she served.
Our Board of Directors held four meetings during fiscal year 2014. The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal year 2014:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Laurent Alpert			Chair	Member
Elizabeth S. Acton	Member*			Chair
Brian C. Beazer				Member
Peter G. Leemputte		Chair		Member
Norma A. Provencio	Chair*	Member
Larry T. Solari		Member	Member
Stephen P. Zelnak, Jr.	Member*		Member
Number of Fiscal Year 2014 Meetings	7	6	4	5

*	“Audit committee financial expert” as defined by Securities and Exchange Commission regulations.

Committee Responsibilities

•
Audit Committee - Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to accounting, auditing and public reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls regarding finance, accounting and financial reporting, legal compliance, risk management and ethics established by management and our Board of Directors. In fulfilling these functions, our Audit Committee reviews and makes recommendations to our Board of Directors with respect to certain financial and accounting matters. Our Audit Committee also engages and sets compensation for our independent auditors. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Compensation Committee - Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our executives and directors. More specifically, this Committee establishes and administers cash-based and equity-based compensation programs for directors and executive management, which includes our NEOs. This Committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis that begins on page 20 of this Proxy Statement.

•
Nominating/Corporate Governance Committee - Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination of directors and review of nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors as well as evaluating the performance of our Board of Directors and its committees.

•
Finance Committee - Our Finance Committee provides assistance to our Board of Directors by reviewing and recommending to the Board of Directors matters concerning corporate finance, including, without limitation, equity and debt financings, acquisitions and divestitures, share repurchases and our dividend policy. Our Board of Directors has delegated certain limited authority with respect to these matters to this Committee.

Committee Charters
Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees designed to comply with the requirements of the listing standards of the NYSE relating to corporate governance matters (the “NYSE Standards”) and applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the Securities and Exchange Commission (the “SEC”). The current version of each of these charters, as well as the charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of the our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Board Leadership Structure
Our Board of Directors believes that, at this time, it is appropriate for the positions of Chairman of the Board and Chief Executive Officer to be held by separate individuals. Since our initial public offering (“IPO”) in 1994, our Board of Directors has been led by Brian C. Beazer as our Non-Executive Chairman, while management of the Company has been led by a President and Chief Executive Officer (“CEO”). We believe the current structure provides for direct independent oversight of management and clearly delineates the respective roles of the Board of Directors at the strategic level, and of management at the operational level.
On November 10, 2014, the Company announced that Mr. Beazer has elected to step down as our Non-Executive Chairman of the Board, effective immediately following the 2015 annual meeting of stockholders. He will be succeeded by Stephen P. Zelnak, Jr., a current non-employee director, subject to Mr. Zelnak’s re-election to the Board of Directors at the annual meeting. At the unanimous request of the Board, Mr. Beazer will stand for re-election to the Board of Directors at the annual meeting. If elected, he has agreed to serve as a director and as Chairman Emeritus.
In 2006, our Board of Directors determined that it would be a governance best practice to establish a lead independent director position, in addition to the Non-Executive Chairman position held by Mr. Beazer. The lead independent director position is currently held by Larry T. Solari. However, in view of the anticipated transition in the Non-Executive Chairman position from Mr. Beazer to Mr. Zelnak, our Board has determined to eliminate the position of lead director effective on the date of our 2015 annual meeting. After that date, it is anticipated that Mr. Zelank will chair the annual meeting of our independent directors.

Board Corporate Governance Practices
Our Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act, rules and regulations of the SEC interpreting and implementing the Sarbanes-Oxley Act and the NYSE Standards, as well as other measures that our Board of Directors believes are corporate governance best practices. The measures adopted by our Board of Directors that we believe are most significant are described below.
Majority Vote Standard and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
Our Corporate Governance Guidelines provide that our Board of Directors will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director’s resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for re-election at the annual meeting have tendered irrevocable resignations.
Matters Relating to Risk Management
Board and Committee Oversight of Risk
Effective risk oversight is a priority of our Board of Directors. Both the full Board of Directors and its committees oversee the various risks we face. Management is responsible for the day-to-day management of our risks and provides periodic reports to the Board of Directors and its committees relating to those risks and risk-mitigation efforts. All committees report on the risk categories they oversee to the full Board of Directors on an as needed basis.
Our Board of Directors has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal, fraud and ethics policies as well as our regulatory compliance risks. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of our management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management activities. The Audit Committee also oversees the internal audit function and independent auditors, and meets separately on at least a quarterly basis with the Compliance Officer, Director of Internal Audit and representatives of our independent registered public accounting firm as part of this oversight responsibility.
The Compensation Committee oversees our risks related to compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to structure executive compensation plans that are appropriately balanced and incentivize management to act in the best interest of our stockholders.
The Finance Committee oversees our risks relating to liquidity, capital structure and investments, including land acquisition and development. The Finance Committee, as well as the Board of Directors as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. As with other risks, management is responsible for the day-to-day management of the risks relating to liquidity and investments as well as land acquisition and development, while our Board of Directors takes an oversight role with respect to those risks.
The Nominating/Corporate Governance Committee oversees our risks relating to governance matters. The Nominating/Corporate Governance Committee also oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.

Impact of Compensation Philosophy and Program Design on Risk
We have previously analyzed the compensation plans of employees in positions that we considered to have the potential to create risks reasonably likely to have a material adverse effect on us, including our NEOs.  We then reviewed the compensation plans of these groups of employees against risk factors established by widely recognized sources.  As described in more detail below under “Compensation Discussion and Analysis,” for fiscal years 2014 and 2015, long-term compensation programs for our NEOs have been structured such that a greater portion of long-term compensation is linked to our long-term relative and absolute performance. This model of linking long-term compensation to our performance applies not only to our NEOs, but has also been applied to senior corporate officers, as well as senior management in our divisions. In addition, undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, the use of multiple performance measures for incentive plans, a compensation clawback policy, stock ownership guidelines and the Compensation Committee’s ability to exercise negative discretion in determining incentive payouts. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.
Director Independence
The NYSE Standards require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE Standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. Our Board of Directors has affirmatively determined that Laurent Alpert, Elizabeth S. Acton, Brian C. Beazer, Peter G. Leemputte, Norma A. Provencio, Larry T. Solari and Stephen P. Zelnak, Jr. had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE Standards.
In making these determinations, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow-up inquiries made to certain directors. In the case of Mr. Solari, the responses to the questionnaire indicated that we have purchased an immaterial amount of goods from certain companies (or their subsidiaries) of which Mr. Solari is a director. Our Board of Directors affirmatively determined that the relationship was not material either to us or to these companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal year 2014 were comprised entirely of independent directors. It is expected that the majority of directors and all members of such committees in fiscal year 2015 will be independent as well. Accordingly, during fiscal year 2014, we were in compliance with the requirements of the NYSE and the SEC for director independence, and we will continue to be in compliance during fiscal year 2015.
Executive Sessions of Non-Management Directors
In accordance with the NYSE Standards, our Board of Directors typically holds an executive session of non-management directors as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by the Non-Executive Chairman of our Board of Directors. In addition, our Board of Directors holds at least one meeting annually at which the independent directors meet alone, without our CEO present. In view of the anticipated transition in the Non-Executive Chairman position from Mr. Beazer to Mr. Zelnak on February 4, 2015, our Board has determined to eliminate the position of lead director on such date. After that date, it is anticipated that Mr. Zelank will chair the annual meeting of our independent directors.
Communications with Board Members
Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or any sub-group of our independent directors may do so by directing their communications to the ethics hotline described below and specifically asking the operator to direct their concerns to our Non-Executive Chairman or such independent directors, as desired.
Ethics Hotline
We maintain an ethics hotline which interested parties may contact by calling 1-866-457-9346 and report any concerns to a representative of Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concerns anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, will be directed to certain of our officers, including our Compliance

Officer, and will be reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of our Board of Directors for appropriate action.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors.
We maintain a Code of Business Conduct and Ethics applicable to all directors, officers and employees that complies with the NYSE Standards. Our employees are also subject to additional specific policies, guidelines and Company rules governing particular types of conduct or situations. On an annual basis, each of our directors, officers and employees participates in an ethics training program and provides an acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics.
The most recent version of our Corporate Governance Guidelines and of our Code of Business Conduct and Ethics is posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, they are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Stock Ownership and Holding Requirements
In November 2011, our Company reinstituted a named executive officer and outside director stock ownership policy to more closely align the interests of our NEOs and directors with those of our stockholders. The stock ownership policy requires each NEO to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). In connection with the adoption of the stock ownership policy, our Compensation Committee also adopted a stock holding period that requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the retention requirement will no longer apply.
In September 2014, the Compensation Committee amended the stock ownership policy to increase the ownership requirement applicable to our NEOs. Pursuant to the recent amendments, the ownership requirement for our CEO was increased, from 3.0 times base salary to 5.0 times base salary, and the ownership requirement for the other NEOs was increased, from 1.5 times base salary to 3.0 times base salary. The ownership requirement for directors remained unchanged at 3.0 times the annual retainer.
Our NEOs have until September 2017 and our directors have until November 2016 to comply with the ownership requirements in the stock ownership policy. As of December 8, 2014, all of our NEOs and directors were in compliance with the revised stock ownership policy. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”
No Hedging or Pledging of Company Stock
In 2013, our Board of Directors adopted a policy that prohibits our officers and directors from hedging or pledging Company stock. None of our NEOs or directors has engaged in any transaction intended to hedge against a drop in the price of the Company’s stock, nor have any of them pledged Company stock as collateral or security.
Compensation Clawback Policy
In 2011, our Compensation Committee adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual’s incentive compensation was based on the misstated financials. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Compensation Clawback Policy.”
Awards under our 2014 Long-Term Incentive Plan are subject to our existing clawback policy and any other clawback policy adopted by the Compensation Committee, including clawback policies to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act. Under the 2014 Long-Term Incentive Plan, the Compensation Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company.

As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements,” in September 2014, we entered into new employment agreements with each of our NEOs. Under the new employment agreements, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Procedures Regarding Director Candidates Recommended by Stockholders
Our Nominating/Corporate Governance Committee will consider candidates recommended to our Board of Directors by our stockholders. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. If the Nominating/Corporate Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for the next annual meeting. Our stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting by following the procedures outlined in our Bylaws.
Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience for each director and for our Board of Directors as a whole. In evaluating these issues, the Committee and our Board of Directors take into account many factors, including the individual director’s general understanding of accounting, marketing, finance and other elements relevant to the success of a large publicly-traded company, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. While our Board of Directors does not have a specific diversity policy, it considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best promote the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by such Committee.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal year 2014 were Messrs. Leemputte and Solari and Ms. Provencio. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal year 2014, none of our executive officers served as a director or member of the compensation committee (or other committee of the board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto known to us, we believe that all reports required pursuant to Section 16(a) for fiscal year 2014 were timely filed by our executive officers and directors.
Executive Officers
Set forth below is information as of December 8, 2014 regarding our executive officers who are not serving or nominated as directors:
KENNETH F. KHOURY. Mr. Khoury, 63, joined the Company in January 2009 as Executive Vice President and General Counsel. In June 2011, Mr. Khoury was also named Chief Administrative Officer. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 36 years, Mr. Khoury’s career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served most recently as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.
ROBERT L. SALOMON. Mr. Salomon, 54, our Executive Vice President and Chief Financial Officer, joined the Company in February 2008 as Senior Vice President, Chief Accounting Officer and Controller. Mr. Salomon was previously with the homebuilding company Ashton Woods Homes where he served as Chief Financial Officer and Treasurer since 1998.

Previously, he held various financial management roles of increasing responsibility over a six-year period with homebuilder M.D.C. Holdings, Inc. A certified public accountant, Mr. Salomon has 30 years of financial management experience, 22 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration degree.

PROPOSAL 1 — ELECTION OF DIRECTORS
General
Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our Bylaws and based on recommendations of the Nominating/Corporate Governance Committee of our Board of Directors.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be recommended by the Nominating/Corporate Governance Committee and subsequently nominated by our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.
Nominees
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:

ELIZABETH S. ACTON.  Ms. Acton, 63, has served as a director of the Company since May 2012.  Prior to her retirement in April 2012, Ms. Acton was Executive Vice President Finance from 2011 to 2012 and Executive Vice President and Chief Financial Officer from 2002 to 2011 of Comerica Incorporated, a financial services company. Prior to joining Comerica, Ms. Acton held a variety of positions at Ford Motor Company from 1983 to 2002, including Vice President and Treasurer from 2000 to 2002 and Executive Vice President and Chief Financial Officer of Ford Motor Credit Company from 1998 to 2000.  She is an Independent Trustee of the Fidelity Fixed Income and Asset Allocation Funds.  Ms. Acton received a Bachelor’s degree from the University of Minnesota and a Master of Business Administration degree in Finance from Indiana University.
Ms. Acton has over 35 years of financial management expertise as well as significant experience as a finance executive for two public companies. We believe Ms. Acton’s finance and accounting expertise is valuable to the Company in many respects, including as Chair of our Finance Committee, as well as compliance with our obligations under various regulatory requirements for financial expertise on the Board of Directors and Audit Committee.
LAURENT ALPERT.  Mr. Alpert, 68, has served as a director of the Company since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a member of the Board of Directors of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.
Mr. Alpert brings to our Board of Directors over 40 years of experience practicing law with one of the world’s pre-eminent law firms and over ten years’ experience on our Board of Directors. He has substantial experience representing companies in a broad range of industries. In light of the regulatory environment in which the Company operates and the continued emphasis on corporate governance, ethics and compliance for public companies, Mr. Alpert’s experience, training and judgment are deemed to be of significant benefit to the Company.
BRIAN C. BEAZER.  Mr. Beazer, 79, is our Non-Executive Chairman and has served in that role and as a director of the Company since our IPO in 1994. On November 10, 2014, the Company announced that Mr. Beazer has elected to step down as Non-Executive Chairman of the Board, effective immediately following the annual meeting. If re-elected to the Board of Directors at the annual meeting, he has agreed to serve as a director and as Chairman Emeritus. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by Hanson PLC in 1991. During that time, Beazer PLC expanded its activities internationally to include homebuilding, quarrying, contracting and real estate and generated annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd., Aeromet Inc. and Seal Mint, Ltd. and is a private investor.
Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years. His experience and vision have been driving forces at the Company since prior to its IPO. His extraordinary experience and stature as a highly respected international businessman provide the Company with unique insight into national and international economic policy that impact the homebuilding industry, as well as an in-depth understanding of the domestic homebuilding industry. We believe we will continue to benefit from his knowledge and experience as he transitions to his new role as Chairman Emeritus.

PETER G. LEEMPUTTE.  Mr. Leemputte, 57, has been a director of the Company since August 2005. Mr. Leemputte joined Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition as Senior Vice President and Chief Financial Officer in September 2008, and currently serves as Executive Vice President and Chief Financial Officer. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as a member of the National Council of the School of Engineering at Washington University.
Mr. Leemputte’s experience, particularly his increasingly important financial responsibilities for several of the nation’s leading corporations, provides significant financial and accounting expertise that has been invaluable to the Company in many respects, including assessment of our capital structure and financial strategy.
ALLAN P. MERRILL.  Mr. Merrill, 48, joined the Company in May 2007 as Executive Vice President and Chief Financial Officer, and currently serves as our President and Chief Executive Officer. Mr. Merrill was previously with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy beginning in October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Executive Committee of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He is a graduate of the University of Pennsylvania, Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 20 years, is particularly valuable to the Company as it seeks to achieve its aggressive financial and operational goals.
NORMA A. PROVENCIO. Ms. Provencio, 57, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Directors of Valeant Pharmaceutical International. She received her Bachelor of Science in Accounting from Loyola Marymount University. She is a certified public accountant and also a member of the Board of Regents of Loyola Marymount University.
Ms. Provencio has over 30 years’ experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be extremely valuable to the Company’s commitment and efforts to comply with regulatory requirements, including those related to Audit Committee functions.
LARRY T. SOLARI.  Mr. Solari, 72, has served as a director of the Company since our IPO and has been our lead independent director since February 1, 2013. He is a partner in Kenner & Company, Inc., a private equity investment firm in New York, a position he has held since 2002. Mr. Solari is the past Chairman and Chief Executive Officer of BSI Holdings, Inc., a position he held from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and Chief Executive Officer of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, Performance Contracting Group, Inc., Pace Industries and Dynacast International Inc. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and the National Home Builders Advisory Board.
Mr. Solari provides over 40 years’ experience in a wide range of industries directly related to the homebuilding industry and over 18 years as a member of the Board of Directors. In addition, he has served on several industry-wide organizations. His experience and knowledge of our industry provides valuable insight into several vendor markets that are important to the Company and integral to our operations.
STEPHEN P. ZELNAK, JR. Mr. Zelnak, 69, has served as a director of the Company since February 2003. He is currently a Director of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry where he has also served as Chief Executive Officer from 1993 through 2009 and Chairman of the Board of Directors from 1997 through May 2014. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he served as the President of Martin Marietta’s Materials

Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak also serves as Chairman and majority owner of ZP Enterprises, LLC, a private investment firm. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Chamber and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Board of the College of Management at North Carolina State University and is a Trustee Emeritus of the Georgia Tech Foundation.
Mr. Zelnak brings over 30 years’ experience as a senior executive in the building materials industry, as well as an educational background that includes business administration, organizational behavior and finance. In addition, his prior experience as the chief executive officer of a publicly-traded company is especially beneficial in his role as a member of the Audit Committee and the Nominating/Corporate Governance Committee. The Board of Directors believes his vast knowledge of the building industry and mentorship skills will be tremendous assets to the Board and the executive management team in his anticipated role as Non-Executive Chairman following his re-election to the Board.
Recommendation
The Board of Directors recommends a vote FOR the election of each of the nominees named above.

DIRECTOR COMPENSATION
The following table sets forth the compensation of each non-employee director in fiscal year 2014. As discussed in footnote 3 to the table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table below is calculated according to SEC rules and does not represent current values or the value ultimately realized, which may be substantially lower due to declines in the value of our common stock.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (5)	Total ($)
Elizabeth S. Acton	$90,000	$62,681	$0	$152,681
Laurent Alpert	$84,000	$62,681	$0	$146,681
Brian C. Beazer	$225,000	$141,032	$0	$366,032
Peter G. Leemputte	$84,500	$62,681	$0	$147,181
Norma A. Provencio	$90,000	$62,681	$0	$152,681
Larry T. Solari	$79,025	$62,681	$0	$141,706
Stephen P. Zelnak, Jr.	$77,000	$62,681	$0	$139,681

________________________________________

(1)
Allan Merrill is a member of our Board of Directors, as well as our President and Chief Executive Officer. His compensation is disclosed in the tables included under “Executive Compensation.” Because Mr. Merrill does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table.

(2)
The amount for Mr. Beazer reflects his annual retainer fee only; he did not receive any per meeting fees. For other directors, amounts include an annual retainer fee of $50,000 (paid quarterly) and a $1,500 fee per meeting attended. For Ms. Acton, Ms. Provencio and Messrs. Alpert and Leemputte, amounts also include a $10,000 annual committee chair fee (paid quarterly). For Messrs. Leemputte and Solari, amounts also include a $7,500 and $3,525 committee chair fee, respectively, for time served during fiscal year 2014.

(3)
Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 13 to our Consolidated Financial Statements in our 2014 Form 10-K. In fiscal year 2014, Ms. Acton, Ms. Provencio and Messrs. Alpert, Leemputte, Solari and Zelnak were each granted 3,280 shares of restricted stock, and Mr. Beazer was granted 7,380 shares of restricted stock.

(4)
Our non-employee directors held the following amounts of unvested restricted stock or restricted stock units (“RSUs”) at September 30, 2014: Ms. Acton - 3,280; Mr. Alpert - 3,280; Mr. Beazer - 7,380; Mr. Leemputte - 3,280; Ms. Provencio - 3,280; Mr. Solari - 3,280 and Mr. Zelnak - 3,795. See “Security Ownership — Beneficial Ownership of Executive Officers and Directors” for complete information regarding the beneficial ownership of our common stock by each of our directors.

(5)
Our non-employee directors held the following amounts of outstanding stock options and stock-settled stock appreciation rights (“SSARs”) at September 30, 2014: Mr. Alpert - 2,700; Mr. Beazer - 9,319; Mr. Leemputte - 2,700; Ms. Provencio - 2,799; Mr. Solari - 2,700 and Mr. Zelnak - 2,700. See “Security Ownership — Beneficial Ownership of Executive Officers and Directors” for complete information regarding the beneficial ownership of our common stock by each of our directors.

Narrative Disclosure to Director Compensation Table
Non-Employee Directors (excluding Brian C. Beazer)
Under our current director compensation program, non-employee directors receive an annual retainer of $50,000 for services as members of our Board of Directors. In addition, directors receive $1,500 for each meeting or teleconference of our Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, all committee chairs receive an annual fee of $10,000 relating to their role as chair. Committee chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as chair as approved from time to time by the Non-Executive Chairman. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of our Board of Directors and any committees thereof.
Directors are eligible to receive grants of equity-based awards under the Company’s long-term incentive plans, at the discretion of our Compensation Committee. Our Compensation Committee’s rationale for equity grants to directors is similar to that for our NEOs, namely, to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee’s retained compensation consultant. For fiscal year 2014, based on the recommendation of Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Compensation Committee’s independent compensation consultant, the Compensation Committee approved director restricted stock awards that vest on the first anniversary of the grant date. See footnote 3 to the Director Compensation table above.
Brian C. Beazer
For fiscal year 2014, we paid our Non-Executive Chairman of the Board of Directors a retainer of $225,000 for services rendered. Mr. Beazer’s retainer has not increased since fiscal year 2005. Mr. Beazer is eligible to receive grants of equity-based awards under the Company’s long-term incentive compensation plans. For fiscal year 2014, the Compensation Committee granted to Mr. Beazer a restricted stock award that vests on the first anniversary of the grant date in the same amount awarded to him for fiscal year 2013. See footnote 3 to the Director Compensation table above.
Except as described above, directors did not receive any other compensation from the Company for services rendered as a director during fiscal year 2014.
Director Compensation for Fiscal Year 2015
As described above, on November 10, 2014, the Company announced that Mr. Beazer will step down as our Non-Executive Chairman of the Board, effective immediately following the 2015 annual meeting of stockholders. He will be succeeded by Mr. Zelnak, subject to Mr. Zelnak’s re-election to the Board of Directors. In October 2014, in connection with this planned transition in our Board leadership and an overall review of our executive and director compensation programs, Pearl Meyer recommended several changes to bring our director compensation program more in-line with the compensation practices of our peer companies. Following such recommendation, in November 2014, the Compensation Committee approved several changes to our director compensation program. Except as otherwise indicated below, the following changes to the non-employee director compensation program will become effective on January 1, 2015:

	Current Director Compensation Program	Fiscal Year 2015 Director Compensation Program
Meeting Attendance Fees
All non-employee directors (except the Non-Executive Chairman) receive $1,500 for attendance at each Board or committee meeting or teleconference, each meeting of independent directors and the annual stockholders meeting.
Committee chairs may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as chair as approved from time to time by the Non-Executive Chairman.

Per meeting fees for Board and committee meetings will be eliminated.
Annual Cash Retainer
$50,000 annual cash retainer for all non-employee directors (except the Non-Executive Chairman). Annual compensation for the Non-Executive Chairman is addressed below under “Non-Executive Chairman Compensation.”
$75,000 annual cash retainer for all non-employee directors. Annual compensation for the Non-Executive Chairman is addressed below under “Non-Executive Chairman Compensation.”
Annual Committee Chair Retainers	$10,000 for all Committee Chairs.	$25,000 for Audit Committee Chair. $20,000 for Compensation Committee, Nominating/Corporate Governance Committee Chair and Finance Committee Chairs.
Annual Non-Chair Committee Member Retainers	None.	$12,500 annual retainer for non-chair members of the Audit Committee. $10,000 annual retainer for non-chair members of the Compensation, Nominating/Corporate Governance and Finance Committees.
Annual Equity Grant	Eligible to receive grants of equity-based awards under the Company’s long-term incentive compensation plans, subject to share usage and availability each year.	Beginning with the fiscal year 2015 grant made in November 2014, the target annual equity grant for all non-employee directors is equal to $100,000, subject to share usage and availability each year.
Non-Executive Chairman Compensation	Annual retainer of $225,000. Eligible to receive grants of equity-based awards under the Company’s long-term incentive compensation plans, subject to share usage and availability each year.
Effective as of the 2015 annual meeting, in addition to the $75,000 annual cash retainer and $100,000 annual equity award to be paid to all non-employee directors, the Non-Executive Chairman will be entitled to receive an additional $75,000 annual cash retainer and an additional $100,000 annual equity award, subject to share usage and availability each year. The Non-Executive Chairman will not be eligible to receive additional retainers for committee service.

Out-of-Pocket Expenses	Reimbursement for reasonable out-of-pocket expenses incurred in connection with participating in Board and committee meetings.	Reimbursement for reasonable out-of-pocket expenses incurred in connection with participating in Board and committee meetings.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2015. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required, however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Recommendation
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Ms. Acton, Ms. Provencio and Mr. Zelnak qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2014. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC.
Norma A. Provencio (Chair)
Elizabeth S. Acton
Stephen P. Zelnak, Jr.
The Members of the Audit Committee November 6, 2014

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2014 and 2013, the following professional services were performed by Deloitte & Touche.
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2014 and 2013 were $994,000 and $1,126,000, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, the audits of certain consolidated subsidiaries, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2014 and 2013 were $45,000 and $42,000, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: The aggregate fees billed for tax services for the fiscal year ended September 30, 2013 were $50,866. These fees related to professional services performed by Deloitte & Touche with respect to tax planning and tax audit assistance. No fees were billed for tax services for the fiscal year ended September 30, 2014.
All Other Fees: No other fees were billed by or paid to Deloitte & Touche in either fiscal year 2014 or fiscal year 2013.
Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors. All non-audit services described above were pre-approved by our Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation objectives, practices, and programs as well as the means by which our Compensation Committee (the “Committee”) determines executive compensation under those programs. The CD&A focuses on the compensation of our NEOs for fiscal year 2014, who were:

•	our President and Chief Executive Officer, Allan P. Merrill;

•	our Executive Vice President and Chief Financial Officer, Robert L. Salomon; and

•	our Executive Vice President, General Counsel and Chief Administrative Officer, Kenneth F. Khoury.
In addition, this CD&A provides a detailed description of compensation programs established by the Committee for fiscal year 2015.
Executive Summary
Fiscal Year 2014—Return to Profitability
For the past several years, it has been the Company’s overriding goal to return to profitability and thereby create value for our stockholders. Fiscal year 2014 marked a very important milestone for our Company. For the first time since 2006 and despite challenging economic conditions, we reported full year positive net income and delivered Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment charges and impairments and abandonments) that exceeded our cash interest expense. Specifically, net income from continuing operations was $34.9 million for fiscal year 2014, representing a $67.1 million increase over fiscal year 2013’s $32.2 million loss. We achieved $128.3 million in Adjusted EBITDA for fiscal year 2014, $42 million more than in fiscal year 2013. Our NEOs view this as a turning point for our Company and believe that the extensive work that drove our results in fiscal year 2014 has laid the foundation for further expansion in profitability in the years ahead.
Progress Since Fiscal Year 2011 and Towards Our “2B-10” Plan Goals
Since taking over their current management roles in June 2011, our NEOs have undertaken numerous actions to drive the Company’s return to profitability. In 2011, our NEOs introduced the “path-to-profitability” plan, which sought to improve several key operating metrics, including increasing sales per community per month and homebuilding gross margin and reducing fixed costs. Since that time, the Company has improved sales per community per month by over 50%, increased homebuilding gross margin by 470 basis points and achieved a 960 basis point reduction in the sales, general and administrative expense (“SG&A”) ratio.
In November 2013, our NEOs refined the path-to-profitability strategy with the introduction of our “2B-10” Plan, a multi-year plan to reach $2 billion in revenue with a 10% Adjusted EBITDA margin. The Adjusted EBITDA target under our 2B-10 Plan is $200 million. For fiscal year 2013, revenue was $1.288 billion, the Adjusted EBITDA margin was 6.7% and Adjusted EBITDA was $86 million. In fiscal year 2014, the Company made significant progress on its 2B-10 targets. We improved revenue by 14% to almost $1.5 billion, closing 25% of the revenue gap, and Adjusted EBITDA margin by two points to 8.8%, closing nearly two-thirds of the gap. In addition, we generated $128.3 million in Adjusted EBITDA in fiscal 2014, a $42 million improvement, which allowed us to close 37% of the 2B-10 gap in Adjusted EBITDA over the course of just one fiscal year.
The Committee designed the Company’s fiscal year 2014 executive compensation program to incentivize achievement of operational and financial goals established by our NEOs and Board of Directors. Specifically, this compensation program was designed to drive our return to profitability and progress towards our 2B-10 goals, with a focus on achieving (i) revenue growth through increased sales per community per month, higher average sales prices and increased community count, and (ii) Adjusted EBITDA growth through higher gross margins and improvements in leveraging our fixed costs. The Committee believes that the fiscal year short-term compensation program’s emphasis on an Adjusted EBITDA-based metric contributed to the $42 million increase in Adjusted EBITDA during fiscal year 2014.
The positive net income and improvements in Adjusted EBITDA and revenue recorded for fiscal year 2014 reflect the success of the path-to-profitability and 2B-10 strategies adopted and implemented by our NEOs. The Company’s key operational and financial achievements since fiscal year 2011 are highlighted below.

•
Significant Improvement in Adjusted EBITDA. During the past three fiscal years, the Company improved Adjusted EBITDA by $153.2 million, from negative $24.9 million for fiscal year 2011 to $128.3 million for fiscal year 2014.

•	Substantial Growth in Average Sales Per Community. The Company improved average sales per community per month from 1.8 for fiscal year 2011 to 2.8 for fiscal year 2014, a 55.6% increase.

•
Significant Increase in Gross Margins and Gross Profit Dollars. The Company’s overall homebuilding gross margin (excluding impairments and abandonments and interest) increased by 470 basis points, from 17.2% for fiscal year 2011 to 21.9% for fiscal year 2014. Homebuilding gross profit dollars per closing increased from $35,500 to $59,500 over the same time period.

•	Successful Leverage of Fixed Costs. SG&A as a percentage of total revenue were reduced from 22.9% for fiscal year 2011 to 13.3% for fiscal year 2014.
Highlights of Our Compensation Practices
Set forth below are certain highlights of our current compensation practices. These practices include those adopted in an effort to drive the Company’s performance, as well as certain practices the Company has not adopted because the Committee does not believe these practices would serve the long-term interests of our stockholders.

What We Do
Practice	Company Highlights	Discussed on Page(s)
☑ Pay for Performance
Substantially all NEO short- and long-term incentive compensation is “at risk” (i.e., tied to performance), and requires the achievement of operational, financial and strategic goals in order to be earned.
•
The overall compensation opportunity for our NEOs remains targeted in the bottom half of our new 2015 Peer Group, despite the fact that this new peer group no longer includes certain public company homebuilders that are significantly larger than us.
•
Awards under our annual bonus and long-term performance cash plans are subject to the negative discretion of the Committee/Board to reduce payouts even where requisite performance is achieved.
•
The performance shares granted to our NEOs in fiscal year 2011 expired without vesting, despite significant absolute stock price appreciation during the three-year cycle, because our total shareholder return versus our then-current peer group was below the threshold performance level.
		25-37
☑ Alignment with Stockholder Interests
We recently increased the emphasis on equity-based grants to our NEOs to more closely align their interests with those of our stockholders with respect to long-term value creation, especially when combined with enhanced NEO stock ownership requirements.
		31-33, 35-37
☑ Double Triggers Following a Change in Control
Our NEO employment agreements include double-trigger change in control provisions as a condition to cash severance payments. In addition, beginning in November 2014, the agreements governing annual equity awards to NEOs under our 2014 Long-Term Incentive Plan will include double-trigger change in control provisions.

		45-46
☑ Mitigate Undue Risk
Undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, the use of multiple performance measures for incentive plans, a compensation clawback policy, stock ownership guidelines and the Committee’s ability to exercise negative discretion in determining incentive payouts. The Committee receives a compensation risk assessment annually from its independent compensation consultant, which it evaluates in the context of the Committee’s overall risk assessment.
		6-7, 8-9, 25-37
☑ Rigorous Stock Ownership Guidelines and Equity Holding Policy
The Company has stock ownership guidelines that require our NEOs and directors to hold a significant portion of equity grants until certain ownership levels are achieved. In September 2014, the Committee increased the stock ownership requirement for our CEO, from 3.0 times base salary to 5.0 times base salary, and the ownership requirement for the other NEOs, from 1.5 times base salary to 3.0 times base salary. As of December 8, 2014, each of our NEOs and directors was in compliance with our stock ownership policy.

		8, 38
☑ Compensation Subject to Recoupment or “Clawback”
In 2011, the Committee adopted an incentive compensation clawback policy that enables the Company to clawback all or a portion of an individual’s incentive compensation in the event his or her misconduct causes the Company to issue a restatement of its financial statements, to the extent that individual’s incentive compensation was based on the misstated financials. In addition, awards under our 2014 Long-Term Incentive Plan and any incentive payments under our NEOs’ new employment agreements are subject to our existing clawback policy and any future clawback policies.
		8-9, 38
☑ No Hedging or Pledging of Company Stock	None of our NEOs or directors has engaged in the practice of hedging or pledging Company stock. Furthermore, the Company has established a policy that prohibits our officers and directors from hedging or pledging Company stock.	8
☑ Independent Compensation Consultant	The Committee utilizes an independent compensation consulting firm, Pearl Meyer, which reports directly to the Committee and does not provide any other services to the Company.	25
☑ Annual Review of Share Utilization
The Company evaluates share utilization (and annual run rates) as it relates to equity awards to strike the appropriate balance among dilution to stockholders, management incentives and practices at peer companies.
		28, 31

What We Don’t Do
Practice	Company Highlights
☒ No Tax-Gross Ups	We do not provide tax gross-ups for perquisites or other benefits provided to our NEOs.
☒ No NEO Specific Perquisites
NEOs do not have supplemental executive retirement plans, company cars, club memberships or other significant perquisites. NEOs receive benefits that are comparable to benefits provided to other employees and pay costs and taxes on such perquisites on the same basis as other employees.

☒ No Evergreen Employment Agreements	NEO employment agreements do not automatically renew, are for a fixed term and are terminable by the Company with or without cause.

Consideration of the 2014 Say on Pay Vote
Following our 2014 annual meeting of stockholders, the Committee reviewed the results of the non-binding stockholder advisory vote on our executive compensation (the “2014 Say on Pay Vote”). Ninety-eight percent (98%) of the votes on the proposal were voted in support of the compensation of our NEOs as set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement.
Based on the results of the 2014 Say on Pay Vote, as well as our ongoing dialogue with our stockholders, internal considerations and an evaluation of peer practices, the Committee concluded that it was appropriate to continue for fiscal year 2015 the existing general compensation mix of our NEOs, with a slight variation in the components of the long-term incentive plan. The fiscal year 2015 compensation program is consistent with fiscal 2014, in that it is designed to tie the majority of our NEOs’ compensation to performance metrics directly related to the achievement of sustainable profitability.
Overall Compensation Philosophy and Objectives
Our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve aggressive financial and non-financial goals that the Committee and our Board of Directors believe are critical to enhancing stockholder value. For example, the performance shares granted to our NEOs in November 2011 expired in November 2014 at the end of the three-year performance period without vesting because the Company’s stock price did not achieve both absolute and relative performance levels. The Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained largely constant, the Committee has not hesitated to make adjustments to various aspects of our compensation programs to meet changing needs and circumstances.
For fiscal year 2014, the Committee again adopted a compensation program that was comprised of a combination of base salary, short-term cash incentive compensation and long-term incentives in the form of equity grants and a performance cash program. The Committee continued to focus on the achievement of performance-related incentive compensation to align overall compensation opportunities in the bottom quartile of our 2014 Peer Group. In particular, the Committee made extensive use of rigorous performance-based long-term incentive compensation. For fiscal year 2015, the Committee continued to focus on the achievement of absolute and relative performance goals to earn cash incentives and equity awards. Please see “— Elements of Fiscal Year 2015 Executive Compensation” below for a detailed explanation of the various components of fiscal year 2015 executive compensation.
By having compensation programs with features that are balanced between short- and long-term payouts as well as cash and equity awards, the Committee can:

•	align management’s interests with those of our stockholders in both the short and long term;

•	reduce risks that may be associated with compensation that is overly focused on the achievement of short-term objectives; and

•	attract, retain and motivate senior management personnel.
The Committee also believes that base salary and incentive compensation should be set based on a variety of factors, including Company and executive performance, the compensation practices of our peer group, each executive’s specific responsibilities and skill sets, and the relationship between the compensation levels among members of our management team. In addition, the Committee has taken into consideration our need to attract and retain qualified executives in an industry that is experiencing an increased level of competition for senior executives as the housing market begins to recover.

Role of the Committee, Management and Compensation Consultants
The principal responsibilities of the Committee include:

•
meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with the Company’s business and financial strategy as well as stockholder interests;

•	evaluating the performance of our NEOs in light of those objectives; and

•	based on this evaluation, determining and approving the compensation level for our CEO (with input from our Non-Executive Chairman) and for other executive officers, with our CEO’s input.
During fiscal year 2014, the members of the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our operating and financial strategies and goals formed the basis for compensation plans that would create incentives for management to execute those strategies and achieve those goals. Specifically, in designing the compensation program for fiscal year 2014, the Committee received significant input from our Non-Executive Chairman and Mr. Merrill.
The Committee has retained Pearl Meyer for each of the last three fiscal years to provide advice regarding compensation plan design, compensation levels, benchmarking data and advice with regard to compensation disclosures. Prior to retaining Pearl Meyer for each of fiscal years 2014 and 2015, the Committee determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company.
Mr. Merrill reviewed the actual performance of Messrs. Salomon and Khoury for fiscal year 2014, and made recommendations to the Committee based on his review. In addition, our Non-Executive Chairman discussed Mr. Merrill’s performance with the Committee. Mr. Merrill was present for the Committee’s deliberations related to the compensation of the other NEOs, but not for the Committee’s discussions related to his own compensation.
Elements of Fiscal Year 2014 Executive Compensation
The discussion that follows summarizes each element of our compensation program for our NEOs for fiscal year 2014 and the rationale for compensation decisions made for the 2014 fiscal year.
For fiscal year 2014, the Committee relied upon its judgment and experience, its assessment of the capabilities and achievements of our NEOs, advice from Pearl Meyer and benchmark data from peer companies to establish the overall level and mix of executive compensation components. In addition, the Committee took into account the stockholder vote at our 2013 annual meeting of stockholders, at which 96% of the votes on our Say on Pay proposal were voted in favor of our executive compensation program.
As part of the process of determining fiscal year 2014 target levels for NEO incentive compensation, the Committee reviewed the compensation targets used by the 2014 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2014 and 2015”). While the Committee believes benchmarking against pay practices at other publicly-held homebuilders is useful in determining whether our executive compensation practices are reasonable, in the past it has not, and for fiscal year 2014 it did not, establish compensation levels based solely on benchmarking industry practices. Nonetheless, based on data for the 2014 Peer Group, the Committee was advised by Pearl Meyer that overall compensation for our NEOs continued to be in the bottom quartile of the 2014 Peer Group, consistent with our relative size positioning and performance in fiscal year 2013.
Compensation Components and Mix
The Company’s fiscal year 2014 compensation program for our NEOs consisted of base salary, a short-term cash incentive plan and long-term incentives in the form of equity grants and a performance cash program. In addition to the long-term incentives awarded to our NEOs as part of the 2014 compensation program, in September 2014, in connection with their entry into new employment agreements, the Committee made a special grant of time-vested restricted stock to each of them.
The amounts set forth in the illustrative chart below are based on target compensation for NEOs for fiscal year 2014 pursuant to the compensation program established in November 2013 and do not include the restricted stock awarded to our NEOs in September 2014. All fiscal year 2014 NEO compensation (excluding base salary and the September 2014 restricted stock grants) was performance based.

Each element of fiscal year 2014 executive compensation is discussed in more detail below.
Base Salary
The Committee reviews the base salaries of our NEOs annually. Based on this review for the 2014 fiscal year, the Committee decided to leave Mr. Merrill’s base salary at its current level of $900,000 and to increase the base salary for each of Messrs. Salomon and Khoury from $450,000 to $525,000, effective January 1, 2014. The increases in base salary for Messrs. Salomon and Khoury were made in order to incentivize and recognize each executive’s performance and contribution to the Company’s success and position each executive’s compensation more competitively in the marketplace and 2014 Peer Group. These increases were recommended to the Committee by both our CEO and Pearl Meyer.
Short-Term Incentive Compensation
2014 Bonus Plan
For fiscal year 2014, the Committee established an annual cash incentive program for our NEOs (the “2014 Bonus Plan”). Our NEOs were eligible to receive awards under the 2014 Bonus Plan based on the achievement of certain financial and non-financial criteria established in advance by the Committee. In light of the demonstrated success of the Adjusted EBITDA metric as a driver of financial results under the Bonus Plan for fiscal year 2013, and because improvement in Adjusted EBITDA was viewed as key to the Company’s efforts to return to sustainable profitability, the Committee decided to continue to emphasize improving Adjusted EBITDA as the primary driver for short-term incentive compensation under the 2014 Bonus Plan. Specifically, the Committee focused its design of the 2014 Bonus Plan on:

•	generating significantly improved 2014 Adjusted EBITDA (75% of the 2014 Bonus Plan opportunity); and

•	achieving certain metrics related to customer experience and sales performance in new communities (25% of the 2014 Bonus Plan opportunity).
The chart below shows the threshold, target and maximum award opportunities for each NEO under the 2014 Bonus Plan, assuming achievement of both the Adjusted EBITDA and customer-related components.

2014 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$450,000	50%	$1,350,000	150%	$2,700,000	300%
Mr. Salomon	$236,250	45%	$525,000	100%	$1,050,000	200%
Mr. Khoury	$236,250	45%	$525,000	100%	$1,050,000	200%
Adjusted EBITDA performance at or above the threshold performance level was required to earn any payout under the 2014 Bonus Plan. Once the threshold Adjusted EBITDA performance level was achieved, to the extent the actual Adjusted EBITDA performance was between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation was applied to determine the actual payout under the Adjusted EBITDA component of the 2014 Bonus Plan. The percentage multiplier derived from the application of linear interpolation for each NEO is referred to as the “Payment Percentage.” After threshold Adjusted EBITDA was achieved, the Payment Percentage was also applied to determine the payout under the customer-related component, to the extent the performance goals within such component were met.
All awards under the 2014 Bonus Plan were subject to the negative discretion of the Committee and the Board of Directors.
Results for Adjusted EBITDA Component of the 2014 Bonus Plan
The Adjusted EBITDA component of the 2014 Bonus Plan comprised 75% of the overall annual bonus opportunity. This component was based on achievement of threshold, target or maximum Bonus Plan Adjusted EBITDA of $110 million, $130 million or $160 million, respectively. For purposes of the 2014 Bonus Plan, “Bonus Plan Adjusted EBITDA” is the Company’s fiscal year 2014 Adjusted EBITDA excluding a $5.1 million accrual for bonus payments to the NEOs and all other corporate employees.
In fiscal year 2014, the Company achieved Adjusted EBITDA of $128.3 million, resulting in Bonus Plan Adjusted EBITDA of $133.4 million. The Company thereby exceeded the target level of Bonus Plan Adjusted EBITDA, reaching a level that was equivalent to 11.34% of the amount between target and maximum Bonus Plan Adjusted EBITDA. Accordingly, our NEOs earned awards slightly above target for the Adjusted EBITDA component of the 2014 Bonus Plan. Upon the application of linear interpolation, the Payment Percentage was calculated to be 111.34%. The table below sets forth the amount each NEO received for the Adjusted EBITDA component of the 2014 Bonus Plan and how this amount was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Adjusted EBITDA Component
2014 Bonus Plan Target Award Opportunity	$1,350,000	$525,000	$525,000
x % of Overall 2014 Bonus Plan Payout	x 75%	x 75%	x 75%
x Payment Percentage	x 111.34%	x 111.34%	x 111.34%
= $ Value Earned and Paid for Component	$1,127,369	$438,421	$438,421
Results for Customer-Related Component of the 2014 Bonus Plan
The customer-related component of the 2014 Bonus Plan comprised 25% of the overall annual bonus opportunity, and focused on maintaining a high level of customer satisfaction and achieving excellent sales performance in our new communities. In order to earn the full award under this component, the Committee required (i) the Company to achieve a specified customer experience score as surveyed by an independent third party (12.5% of the overall bonus opportunity) and (ii) all newly-opened communities to achieve four net sales within 30 days of grand opening (12.5% of the overall bonus opportunity).
For fiscal year 2014, the Company fully achieved the first goal by attaining the specified customer experience score but did not fully achieve the second goal relating to sales in newly-opened communities. Because the Company did not fully achieve the 2014 Bonus Plan goal relating to sales in new communities, the overall bonus payout for the customer-related component was reduced proportionately from 25% to 22.75%. As noted above, the threshold Bonus Plan Adjusted EBITDA performance level under the 2014 Bonus Plan was achieved. As a result, the Payment Percentage was applied to calculate the award for the customer-related component of the 2014 Bonus Plan to the extent the various performance goals within such component were achieved. The table below sets forth the amount each NEO received for the customer-related component and how this amount was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Customer-Related Component
2014 Bonus Plan Target Award Opportunity	$1,350,000	$525,000	$525,000
x % of Overall 2014 Bonus Plan Payout	x 22.75%	x 22.75%	x 22.75%
x Payment Percentage	x 111.34%	x 111.34%	x 111.34%
= $ Value Earned and Paid for Component	$341,968	$132,988	$132,988
The chart below summarizes the total awards for our NEOs under the 2014 Bonus Plan.

Summary of Fiscal Year 2014 Bonus Plan Awards

	Adjusted EBITDA Component	Customer-Related Component	Total Award for 2014 Bonus Plan	% of Maximum 2014 Bonus Plan Opportunity
Mr. Merrill	$1,127,369	$341,968	$1,469,337	54.4%
Mr. Salomon	$438,421	$132,988	$571,409	54.4%
Mr. Khoury	$438,421	$132,988	$571,409	54.4%
Long-Term Incentive Compensation
In fiscal year 2013, the Committee determined that an insufficient number of shares remained available for issuance under the 2010 Equity Incentive Plan if prior grant levels were maintained. Such grant levels were determined to be necessary to maintain target long-term opportunities at an appropriate level. At that time, the Committee decided that, rather than seek stockholder approval for an increase in available shares, it would use the remaining shares available under the 2010 Equity Incentive Plan to make equity grants in fiscal years 2013 and 2014 to eligible non-NEO employees. As a result, a number of equity awards were shifted away from our NEOs. The Committee decided to make up the reduced level of equity for NEOs through implementation of a long-term cash incentive program in fiscal year 2013 and again in fiscal year 2014 (the “2014 Performance Cash Plan”).
The award of performance-based cash (“performance cash”) under the 2014 Performance Cash Plan represented the largest portion of our NEOs’ total target long-term incentive compensation opportunity for fiscal year 2014. The remaining portion of the fiscal year 2014 target long-term incentive compensation opportunity was comprised of stock options and performance shares tied to total shareholder return (“TSR performance shares”). The following chart sets forth the long-term incentive award mix for our NEOs under the fiscal year 2014 compensation program which, as in prior years, was targeted at the bottom quartile of the 2014 Peer Group:

The long-term incentive compensation mix reflected in the chart above does not include the restricted stock granted to our NEOs in September 2014 in connection with their entry into new employment agreements. Excluding these one-time restricted stock awards, all long-term incentive compensation for fiscal year 2014 was performance-based.
Performance Cash
As described above, for fiscal year 2014, the Committee established the 2014 Performance Cash Plan as a substitute for a portion of the NEO long-term equity incentive awards.
In order to emphasize the strategic priority of returning to sustainable profitability, the 2014 Performance Cash Plan was designed to reward growth in revenue and gross margin, which the Committee recognized as crucial to this goal, measured at the end of a three-year period. Under the 2014 Performance Cash Plan, our NEOs are eligible to earn cash awards based on the three-year improvement in gross margin dollars (i.e., homebuilding gross profit, excluding impairments and abandonments and interest). The three-year increase in gross margin dollars is the excess of gross margin dollars for fiscal year 2016 over the gross margin dollars for fiscal year 2013 ($255.9 million), expressed as a percentage.
Each NEO’s award payment under the 2014 Performance Cash Plan will be calculated as follows:
Step 1: Determine gross margin dollars as of the end of the third year in the performance period (fiscal year 2016).
Step 2: Calculate the percentage increase in gross margin dollars achieved by the Company over the three-year performance period by dividing (1) fiscal year 2016 gross margin dollars minus fiscal year 2013 gross margin dollars ($255.9 million) by (2) fiscal year 2013 gross margin dollars.
Step 3: Calculate the payout percentage by determining the level of award funding based on performance results and, if above the threshold level, adding an additional ten percentage points of award funding relative to the target award to account for stretch goals, as described in further detail below.
Step 4: Determine the award payment by multiplying the payout percentage by the target compensation opportunity under the 2014 Performance Cash Plan, which for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $525,000 base salaries.
Although the Company improved homebuilding gross margins for fiscal year 2013 by 230 basis points compared to fiscal year 2012, the Committee recognized that continued increases in gross margin of that magnitude may be significantly more challenging to achieve. Based on the premise that further increases in gross margin will constitute a stretch objective for our NEOs, the payout percentage under the 2014 Performance Cash Plan will equal the percentage increase in gross margin dollars at the end of fiscal year 2016 over fiscal year 2013 plus an additional ten percentage points to account for stretch performance goals, subject to the threshold and maximum payouts described below. Including the supplemental ten percentage points of target associated with stretch goals, a 90% increase in gross margin dollars would result in 100% of the target award for each NEO.
The table below shows the hypothetical value of the performance cash award for our NEOs at the end of the three-year performance period, provided the indicated levels of performance are achieved. This table is for illustrative purposes only.
NEOs’ Potential Realizable Value of Performance Cash Award (1)

Name	Target Award Opportunity (2)	Threshold Award (3)	Target Award (4)	Maximum Award (5)
Mr. Merrill	$900,000	$627,300	$978,300	$1,957,500
Mr. Salomon	$393,750	$274,444	$428,006	$856,406
Mr. Khoury	$393,750	$274,444	$428,006	$856,406
_______________________

(1)
Award funding equals percentage increase in gross margin dollars during the three-year performance period, plus an additional ten percentage points of award funding, relative to target, to account for stretch performance goals. A payout will not be earned if the Company’s three-year revenue compound annual growth rate (“CAGR”) is less than 15% and gross margin improvement is less than 1%, regardless of any incremental gross margin dollars.

(2)	The target award opportunity for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $525,000 base salaries.

(3)
Threshold performance (fiscal year 2016 gross margin dollars of $408.7 million) would require a three-year revenue CAGR of 15% and gross margin improvement of 1%. Performance at threshold would reflect a 59.7% improvement in gross margin dollars over the three-year performance period and yield a payout equal to the target award multiplied by 69.7%.

(4)
Target performance (fiscal year 2016 gross margin dollars of $508.6 million) would require a three-year revenue CAGR of 20% and gross margin improvement of 3%. Performance at target would reflect a 98.7% improvement in gross margin dollars over the three-year performance period and yield a payout equal to the target award multiplied by 108.7%.

(5)
Maximum performance (fiscal year 2016 gross margin dollars of $787.1 million) would require a three-year revenue CAGR of 35% and gross margin improvement of 5%. Performance at target would reflect a 207.5% improvement in gross margin dollars over the three-year performance period and yield a payout equal to the target award multiplied by 217.5%.

The Committee retains negative discretion to review the performance cash awards. See “Executive Compensation — Grants of Plan-Based Awards” for additional information regarding these performance cash awards.
Stock Options
The second component of our fiscal year 2014 long-term executive compensation program consisted of stock options granted under our 2010 Equity Incentive Plan. The dollar amount of these stock option grants, as set forth in the Summary Compensation Table, reflect an assumed accounting or “Black-Scholes” value of the grants and do not represent the actual amount of compensation that our NEOs may receive in connection with these awards. The stock options granted to our NEOs for fiscal year 2014 have an exercise price of $19.11, which is equal to the fair market value of our common stock on November 8, 2013, the date of the grant. As a result, our NEOs will realize the value of the grants only to the extent our share price remains above the exercise price.
Consistent with prior years, stock options granted in fiscal year 2014 vest ratably over a three-year period beginning with the first anniversary of the effective date of the grant and have an eight-year term. See “Executive Compensation — Summary Compensation Table,” “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” for additional information regarding these awards.
Total Shareholder Return Performance Shares
The third component of our fiscal year 2014 long-term executive compensation program consisted of performance shares granted to each of our NEOs under our 2010 Equity Incentive Plan. Performance shares granted in fiscal year 2014 are structured to vest only if our total shareholder return (“TSR”) compares favorably against the 2014 Peer Group measured at the end of a three-year performance period. TSR includes stock price appreciation plus any dividend reinvestment. The matrix below shows the percentage of granted TSR performance shares that will be earned at various combinations of TSR versus the 2014 Peer Group.
Vesting of TSR Performance Shares after 3-Year Performance Period
(as % of Granted Performance Shares)

	Ranking	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	150%
	3	140%
	4	130%
	5	120%
	6	110%
	7	100%
	8	80%
	9	60%
	10	40%
	11	20%
	12	0%
	13	0%
	14	0%

The matrix above illustrates that no fiscal year 2014 TSR performance shares will be earned if our TSR after three years is in the bottom three of the 2014 Peer Group. In addition, the portion of any award earned that exceeds target will not be paid in additional shares but instead will be paid in cash, due to the limited number of shares that were available for issuance under the 2010 Equity Incentive Plan. TSR calculations for the Company and the 2014 Peer Group companies will be based on the average closing price of our common stock on the NYSE for the 20 trading days immediately preceding (i) the effective date of the grant and (ii) the third anniversary of the effective date of grant.
See “Executive Compensation — Summary Compensation Table” and “— Grants of Plan-Based Awards” for additional information regarding these awards.
2014 Long-Term Incentive Plan
As anticipated, in fiscal year 2014, the shares available for issuance under the 2010 Equity Incentive Plan were nearly depleted. At the 2014 annual meeting held on February 6, 2014, our stockholders approved the 2014 Long-Term Incentive Plan, pursuant to which 2,000,000 shares were authorized for issuance, which was estimated to fund more than three years of awards at customary levels. As of December 8, 2014, 166,402 shares remained available for future issuance under the 2010 Equity Incentive Plan and 1,149,130 shares remained available for future issuance under the 2014 Long-Term Incentive Plan. The Committee awarded 410,000 shares in connection with the one-time retention awards to our NEOs in September 2014 and 440,870 shares in connection with the fiscal year 2015 annual equity grants at target levels. The Committee believes that the remaining shares should be sufficient to fund up to three more years of target equity grants based on our current practices.
In preparing the 2014 Long-Term Incentive Plan, the Committee worked with Pearl Meyer to evaluate our recent share usage, our then-current share availability under the 2010 Equity Incentive Plan, our historical share utilization rate and award vehicle mix under the 2010 Equity Incentive Plan, our projected share utilization rate under the 2014 Long-Term Incentive Plan, the potential cost to stockholders of the new share request under the 2014 Long-Term Incentive Plan, and the overhang cost associated with outstanding equity-based awards that were granted under the 2010 Equity Incentive Plan. The Committee designed the 2014 Long-Term Incentive Plan to ensure that it implements best practices in long-term compensation plan design.
The full text of the 2014 Long-Term Incentive Plan and a summary thereof is included in the Company’s Proxy Statement filed with the SEC on December 20, 2013.
2014 Employment Agreements and Restricted Stock Awards
On September 18, 2014, the Company entered into new employment agreements with each of our NEOs. The new agreements replaced the NEOs’ prior employment agreements, which were scheduled to expire in June 2015. In developing the terms of the new agreements, the Committee was assisted by Pearl Meyer. There were no increases in our NEOs’ base salaries or short- or long-term incentive opportunity targets in connection with their new agreements. In connection with and pursuant to the new employment agreements, the Committee made a one-time grant of restricted stock to Messrs. Merrill, Salomon and Khoury of 250,000, 80,000 and 80,000 shares, respectively, of restricted stock under the 2014 Long-Term Incentive Plan. These restricted stock awards vest on the fourth anniversary of the grant date, subject to each individual’s continued employment with the Company until such vesting date. The vesting period for these restricted stock awards is concurrent with the four-year term of the new employment agreements, although the individual award agreements provide for accelerated vesting under certain circumstances, such as death, retirement or disability. These restricted stock awards represent the first award of time-based restricted stock to our NEOs since 2010. In connection with these restricted stock awards, the Committee increased the stock ownership requirement for our CEO, from 3.0 times base salary to 5.0 times base salary, and the ownership requirement for the other NEOs, from 1.5 times base salary to 3.0 times base salary.
The Committee attributes much of the Company’s improved performance since June 2011 to the leadership of our NEOs. Accordingly, the Committee’s determination to enter into the new employment agreements, grant the one-time restricted stock awards and increase the stock ownership requirements applicable to the NEOs reflects its desire to:

•	retain for the long term the Company’s executive management team;

•
provide an enhanced equity opportunity which, together with significantly increased NEO stock ownership requirements, further aligns the interests of management and stockholders over the long term; and

•	continue to motivate and recognize the contributions of the management team.
For more information regarding these one-time restricted stock awards, see “Executive Compensation — Summary Compensation Table,” “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End.” For more information regarding the new employment agreements for our NEOs, please see “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements.” For more information regarding the increase in the stock ownership requirements for our NEOs, see below under “ — Various Compensation Policies — Stock Ownership and Holding Requirements.”
Elements of Fiscal Year 2015 Executive Compensation
Consistent with our fiscal year 2014 executive compensation program, the fiscal year 2015 compensation program for our NEOs will consist of base salary, a short-term incentive plan (the “2015 Bonus Plan”) and a long-term incentive plan.
Some of the highlights of fiscal year 2015 executive compensation include:

•	No material change to NEO base salaries or short-term or long-term incentive opportunities.

•	The bulk of incentive compensation continues to be “at-risk,” or performance-based.

•
The mix of long-term incentives was changed to 100% equity, firmly aligning the interests of our NEOs with those of our stockholders with respect to long-term value creation and bringing our plan design in line with our peers.

•	Double-trigger change-in-control provisions were implemented for annual equity awards to our NEOs.

•	The stock ownership requirements for our CEO and other NEOs were increased.

•
Our peer group composition was modified to exclude certain homebuilders considerably larger in size than us. NEO pay levels are targeted between the 25th and 50th percentiles versus the revised 2015 Peer Group.

•	Short-term incentive compensation is again primarily linked to improved Adjusted EBITDA, which the Committee believes is critical in order to incent continued emphasis on improving profitability.
In determining overall compensation for our NEOs, the Committee reviewed market pay levels for the 2015 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2014 and 2015”), however, as in the past, this review of market pay levels was only one aspect of the process used to establish fiscal year 2015 compensation. The Committee also constructed the fiscal year 2015 compensation program based on its experience and judgment, the Company’s recent performance and financial structure, the current economic environment and the Company’s executive management retention objectives.
Compensation Components and Mix
For fiscal year 2015, the Committee adopted a compensation program that consists of a combination of base salary, short-term cash incentives and long-term incentives, including performance shares and, to a lesser extent, time-based restricted stock. The Committee included time-based restricted stock as a component of fiscal year 2015 compensation in order to bring our NEOs’ target long-term incentive compensation mix more in line with the Company’s peer group, while maintaining a primary emphasis on performance-based awards. The Committee continued to focus on the achievement of performance-related incentive compensation to align overall compensation opportunities to the Company’s financial and operational performance and to establish compensation levels consistent with the Company’s relative size and performance. The Committee has been advised by Pearl Meyer that fiscal year 2015 overall compensation for our NEOs is targeted between the 25th and 50th percentile of the 2015 Peer Group, reflecting the Company’s relative size positioning. The amounts set forth in the illustrative chart below are based on target compensation for NEOs for fiscal year 2015.
Base Salary
The Committee reviews the base salaries of our NEOs annually. Based on its review for the 2015 fiscal year, the Committee determined the base salaries for Messrs. Merrill, Salomon and Khoury would remain unchanged at $900,000, $525,000 and $525,000, respectively. Based on competitive data, the Committee believes these base salaries are positioned between the 25th and 50th percentile of the 2015 Peer Group.
Short-Term Incentive Compensation
The 2015 Bonus Plan follows the structure of the 2014 Bonus Plan, except that the threshold award opportunities for Messrs. Salomon and Khoury were increased from 45% to 50% of base salary. Mr. Merrill’s award opportunities remained unchanged.
The chart below shows the threshold, target and maximum award opportunities for each NEO under the 2015 Bonus Plan:

2015 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$450,000	50%	$1,350,000	150%	$2,700,000	300%
Mr. Salomon	$262,500	50%	$525,000	100%	$1,050,000	200%
Mr. Khoury	$262,500	50%	$525,000	100%	$1,050,000	200%
See the table above entitled “2014 Bonus Plan Overall Award Opportunities” to compare short-term award opportunities under the 2015 Bonus Plan and the 2014 Bonus Plan.
Adjusted EBITDA Component of 2015 Bonus Plan
In fiscal year 2014, the Company exceeded the target level of Bonus Plan Adjusted EBITDA, reaching a level that was equivalent to 11.34% of the amount between target and maximum Bonus Plan Adjusted EBITDA. This reflected the high degree of difficulty in attaining maximum Adjusted EBITDA. The Committee believes that the 2014 Bonus Plan’s emphasis on an Adjusted EBITDA-based metric contributed to the $42 million increase in Adjusted EBITDA during fiscal year 2014. As a result, the Committee, decided to continue to emphasize Adjusted EBITDA as a primary driver for short-term incentive compensation under the 2015 Bonus Plan. Under the 2015 Bonus Plan, 75% of the overall annual bonus opportunity will be based on the achievement of challenging pre-determined levels of Adjusted EBITDA, excluding any accrual for bonus payments to NEOs and other corporate employees (“2015 Bonus Plan Adjusted EBITDA”). The chart below shows the threshold, target and maximum award opportunities for each NEO under the Adjusted EBITDA component of the 2015 Bonus Plan:
2015 Bonus Plan Adjusted EBITDA Component Award Opportunities

	Threshold $ Value	Target $ Value	Maximum $ Value
Mr. Merrill	$337,500	$1,012,500	$2,025,000
Mr. Salomon	$196,875	$393,750	$787,500
Mr. Khoury	$196,875	$393,750	$787,500
Once the threshold 2015 Bonus Plan Adjusted EBITDA performance level is achieved, to the extent the actual 2015 Bonus Plan Adjusted EBITDA performance is between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation will be applied to determine the actual payout under the Adjusted EBITDA component of the 2015 Bonus Plan. The percentage multiplier derived from the application of linear interpolation for each NEO is referred to as the “2015 Payment Percentage.”
The threshold, target and maximum Bonus Plan Adjusted EBITDA performance levels for fiscal year 2015 are equal to an approximate 31.8%, 24.4% and 16.7% improvement, respectively, over threshold, target and maximum Bonus Plan Adjusted EBITDA performance levels for fiscal year 2014. The Committee believes that the 2015 Bonus Plan Adjusted EBITDA performance targets for fiscal year 2015 will be challenging for management to attain. To reach the target level of 2015 Bonus Plan Adjusted EBITDA, in fiscal year 2015, the Company will need to sustain sales paces at an aggressive level, successfully open a significant number of new communities and increase average sales prices by a substantial amount, while limiting the growth in overheads. In addition, as disclosed in our 2014 Form 10-K, in fiscal years 2013 and 2014, the Company aggressively pursued land acquisitions in an effort to increase community count. Many of these recently-acquired land parcels will require cash expenditures for development in fiscal year 2015 and therefore are not expected to generate significant revenue until fiscal year 2016.
Operational Component of 2015 Bonus Plan
The remaining 25% of the annual bonus opportunity under the 2015 Bonus Plan will be earned based on the achievement of certain pre-determined metrics related to construction quality, registered sales traffic in our model homes and customer warranty experience. The Company believes that the precise strategies and target performance under the operational component represent confidential strategic information, the disclosure of which, in advance of executing such strategies, would not be in the best interests of our stockholders. However, this component of the 2015 Bonus Plan generally relates to ensuring quality in our construction practices and implementing successful marketing strategies, with pre-determined deductions if certain customer warranty satisfaction scores are not achieved. The warranty-related deductions could result in no payment for this component of the 2015 Bonus Plan, even if the construction and traffic-related goals are achieved. In fact, without improvement in warranty experience scores compared to fiscal year 2014, no amounts will be earned under this component for fiscal year 2015.
Assuming threshold Bonus Plan Adjusted EBITDA is achieved, the 2015 Payment Percentage would be applied to calculate the award for the operational component of the 2015 Bonus Plan, to the extent the various performance goals within such component are achieved. However, even if the performance goals under the operational component are achieved, no payment will be made under the 2015 Bonus Plan unless threshold Bonus Plan Adjusted EBITDA is achieved. The chart below shows the threshold, target and maximum award opportunities for each NEO under the Adjusted EBITDA component of the 2015 Bonus Plan:

2015 Bonus Plan Operational Component Award Opportunities

	Threshold $ Value	Target $ Value	Maximum $ Value
Mr. Merrill	$112,500	$337,500	$675,000
Mr. Salomon	$65,625	$131,250	$262,500
Mr. Khoury	$65,625	$131,250	$262,500
Hypothetical Calculation of 2015 Bonus Plan Award at Target Performance
The table below demonstrates how a 2015 Bonus Plan award would be calculated for each of our NEOs assuming achievement of target Bonus Plan Adjusted EBITDA and full achievement of the operational component and assuming there is no deduction based on customer warranty satisfaction scores. This calculation is for illustrative purposes only.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Adjusted EBITDA Component
% of Overall 2015 Bonus Plan Opportunity	75%	75%	75%
x 2015 Bonus Plan Target Award Opportunity	x $1,350,000	x $525,000	x $525,000
x Payment Percentage	x 100%	x 100%	x 100%
$ Value Earned for Component	$1,012,500	$393,750	$393,750
Operational Component
% of Overall 2015 Bonus Plan Opportunity	25%	25%	25%
x 2015 Bonus Plan Target Award Opportunity	x $1,350,000	x $525,000	x $525,000
x Payment Percentage	x 100%	x 100%	x 100%
$ Value Earned for Component	$337,500	$131,250	$131,250
Total Hypothetical 2015 Bonus Plan Target Award	$1,350,000	$525,000	$525,000
For more information regarding the overall award opportunities under the 2015 Bonus Plan, see the table above entitled “2015 Bonus Plan Overall Award Opportunities.”
All payments under the 2015 Bonus Plan are subject to the negative discretion of the Committee and the Board to reduce awards even where performance targets are achieved.
Long-Term Incentive Compensation
Based on recommendations from Pearl Meyer and the consideration of other factors deemed appropriate, the Committee decided to award long-term incentives for fiscal year 2015 in the form of performance-based restricted stock and a small portion of time-based restricted stock. The Committee included time-based restricted stock as a component of fiscal year 2015 compensation in order to bring our NEOs’ target long-term incentive compensation mix more in line with the Company’s peer group, while maintaining a primary emphasis on performance-based awards. In making its determination, the Committee acknowledged that this mix of equity awards remains highly performance-based, while at the same time providing retention strength.
The following chart sets forth the long-term incentive award mix for our NEOs under the fiscal year 2015 compensation program, with target award values positioned between the 25th and 50th percentile of the 2015 Peer Group. As described below, a significant portion of the long-term incentive compensation for fiscal year 2015 is performance-based.

TSR Performance Shares
The first type of performance shares granted as part of fiscal year 2015 long-term incentive compensation program require a TSR that compares favorably against the 2015 Peer Group measured at the end of a three-year performance period. The matrix below shows the percentage of target TSR performance shares that will be earned at various TSR rankings versus the 2015 Peer Group.
Vesting of TSR Performance Shares after 3-Year Performance Period
(as % of Granted TSR Performance Shares)

	Ranking	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	140%
	3	130%
	4	120%
	5	110%
	6	100%
	7	75%
	8	50%
	9	25%
	10	0%
	11	0%
The matrix above illustrates that no fiscal year 2015 TSR performance shares will be earned if our TSR after three years is in the bottom two of the 2015 Peer Group. In addition, the Committee retains discretion to pay the portion of any award earned that exceeds target in cash instead of additional shares, in order to maintain flexibility in preserving shares for grants in future years. TSR calculations for the Company and the 2015 Peer Group companies will be based on the average closing price of our common stock on the NYSE for the 20 trading days immediately preceding (i) the start of the performance period (October 1, 2014) and (ii) the end of the performance period (September 30, 2017).

Pre-Tax Income Performance Shares
The second type of performance shares granted as part of fiscal year 2015 long-term incentive compensation are structured to require absolute performance, measured by the Company’s fiscal year 2017 pre-tax income, defined as the Company’s income from continuing operations, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve. The pre-tax income performance shares will vest in 2017, subject to determination of the Company’s actual pre-tax income performance.
The pre-tax income performance shares will be fully earned at a target pre-tax income level, with a 50% payout at the threshold level of pre-tax income and a 200% payout at the maximum level of pre-tax income. Once the threshold 2017 Pre-Tax Income performance level is achieved, to the extent the actual 2017 Pre-Tax Income performance is between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation between the award opportunity percentages will be applied to determine the actual payout. Similar to the TSR performance shares, the Committee retains discretion to pay the portion of any pre-tax income performance share award earned that exceeds target in cash instead of additional shares. The target pre-tax income is $83.1 million, which requires a 60% compound annual growth rate over the next three years. Fiscal year 2014 pre-tax income was $20 million, calculated on a basis consistent with this metric.
Restricted Stock
Restricted stock awards granted as part of the fiscal year 2015 long-term incentive compensation program vest ratably over a three-year period, beginning with the first anniversary of the grant date.
Peer Groups for Fiscal Years 2014 and 2015
For fiscal year 2014, our industry peer group consisted of D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., The Ryland Group, Inc., Standard Pacific Corp., Taylor Morrison Home Corporation and Toll Brothers, Inc. (the “2014 Peer Group”). These companies were chosen because they constitute some of the nation’s largest publicly-traded homebuilders, tend to be among our chief competition in the markets where we operate and are among our chief competition for management talent. For fiscal year 2015, our peer group consisted of Hovnanian Enterprises, Inc., KB Home, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, The Ryland Group, Inc., Standard Pacific Corp., Taylor Morrison Home Corporation, TRI Pointe Homes, Inc., WCI Communities, Inc. and William Lyon Homes (the “2015 Peer Group”). These companies were chosen because, in addition to being among our chief competition among publicly-traded homebuilders, they are more closely aligned to us in terms of size.
Other Elements of Executive Compensation
Deferred Compensation Plan
Effective January 1, 2002, the Company adopted the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer a portion of their current compensation. In connection with the election of the new management team in 2011, the Committee decided to make an annual contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $50,000 each. These contributions will be made in equal monthly installments each year and are subject to several restrictions and limitations including the Committee’s right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees. The Company does not provide to its NEOs supplemental executive retirement plans, company cars (or automobile reimbursements), club memberships or other significant perquisites.
Employment Agreements
In September 2014, the Company entered into new employment agreements with each of our NEOs. The new agreements replaced the Company’s prior employment agreements with Messrs. Merrill, Salomon and Khoury, which were scheduled to expire in June 2015. A detailed description of the key terms of the new employment agreements may be found under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements.”

Various Compensation Policies
Stock Ownership and Holding Requirements
In November 2011, the Company reinstituted a stock ownership policy that requires NEOs and members of the Board of Directors to acquire a meaningful level of stock ownership in the Company. The stock ownership policy requires each NEO to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). In 2014, in connection with a one-time grant of restricted stock to each of our NEOs, the Board amended the stock ownership policy to significantly increase the ownership requirement for our NEOs, from 3.0 times base salary to 5.0 times base salary for our CEO, and from 1.5 times base salary to 3.0 times base salary for our other NEOs.
The current stock ownership requirements are based on a multiple of base salary or annual retainer and are as set forth below:

Multiple of Base Salary/ Annual Retainer
CEO	5.0 x base salary
Other NEOs	3.0 x base salary
Directors	3.0 x annual retainer
Our NEOs have until September 2017 and our directors have until November 2016 to comply with these ownership requirements. For purposes of the stock ownership policy, the following types of share holdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned, (ii) two-thirds of service-based restricted stock and (iii) one-third of in the money stock options. As of December 8, 2014, each of our NEOs and directors was in compliance with our stock ownership policy.
In connection with the adoption of the stock ownership policy in 2011, the Company also adopted a stock holding policy that requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or stock option exercises until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the holding period will no longer apply.
Compensation Clawback Policy
In 2011, the Committee adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financial statements, to the extent that individual’s incentive compensation was based on the misstated financials. The Committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.
In addition, awards under our 2014 Long-Term Incentive Plan are subject to our existing clawback policy and any other clawback policy adopted by the Compensation Committee from time to time. Under the 2014 Long-Term Incentive Plan, the Compensation Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company.
As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements,” in September 2014, we entered into new employment agreements with each of our NEOs. Under the new employment agreements, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Tax Deductibility of Compensation
It is the Committee’s general policy to consider whether particular payments and awards are deductible to the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million, subject to certain exemptions and exceptions. Although the Committee takes into consideration the provisions of Section 162(m), being eligible for tax deductibility is not a primary focus but one consideration among many in the design of our executive compensation program.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K.
Peter G. Leemputte (Chair)
Larry T. Solari
Norma A. Provencio
The Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table
Set forth below is summary compensation information for the fiscal years ended September 30, 2014, September 30, 2013 and September 30, 2012 for each of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (2)
Allan P. Merrill	2014	$900,000	$-	$4,884,775	$685,420	$1,469,337	$107,800	$8,047,332
President and Chief Executive Officer	2013	$900,000	$-	$57,375	$463,540	$1,320,300	$110,012	$2,851,227
	2012	$900,000	$-	$329,192	$250,535	$1,350,000	$107,500	$2,937,227

Robert L. Salomon	2014	$506,250	$-	$1,567,555	$240,694	$571,409	$57,856	$2,943,764
Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2013	$450,000	$-	$19,975	$162,778	$594,135	$58,091	$1,284,979
	2012	$450,000	$-	$115,215	$87,685	$607,500	$57,500	$1,317,900

Kenneth F. Khoury	2014	$506,250	$-	$1,567,555	$240,694	$571,409	$57,800	$2,943,708
Executive Vice President, General Counsel and Chief Administrative Officer	2013	$450,000	$-	$19,975	$162,778	$594,135	$57,929	$1,284,817
	2012	$450,000	$-	$115,215	$87,685	$607,500	$57,500	$1,317,900
_______________________

(1)
Represents the aggregate grant date fair value of awards in each of the fiscal years indicated above determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEO. The grant date fair value of the performance shares was calculated based on a “Monte Carlo” simulation model, which utilizes multiple variables that determine the probability of satisfying the market-based performance conditions stipulated in the award. The dollar amount of the stock option grants reflect an assumed accounting or “Black-Scholes” value of the grants. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 13 to our Consolidated Financial Statements in our 2014 Form 10-K.

(2)
Descriptions of the long-term incentive programs pursuant to which these awards were made are provided under “Compensation Discussion and Analysis” above. Includes one-time grant of time-based restricted stock in September 2014. All fiscal year 2014 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares and performance shares held by each NEO, and their aggregate market value at September 30, 2014, are shown in the Outstanding Equity Awards at Fiscal Year End table below. We caution that the amounts reported in the table for stock and option awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price.

(3)	Reflects cash awards under the 2014 Bonus Plan.

(4)	“All Other Compensation” consists of the following:

Name	Year	Deferred Compensation or Discretionary Lump Sum Contributions	401(k) Company Match	Total
Allan P. Merrill	2014	$100,000	$7,800	$107,800
Robert L. Salomon	2014	$50,000	$7,856	$57,856
Kenneth F. Khoury	2014	$50,000	$7,800	$57,800

Grants of Plan-Based Awards
The following table shows information about eligible or granted plan-based awards for fiscal year 2014 to our NEOs.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold	Target	Maximum
Allan P. Merrill	PS	11/8/2013	—	—	—	13,500	—	$19.11	$157,275
	NQSO	11/8/2013	—	—	—	—	86,000	$19.11	$685,420
	BP	11/8/2013	$450,000	$1,350,000	$2,700,000	—	—	—	—
	PC	11/8/2013	$627,300	$978,300	$1,957,500	—	—	—	—
	RS	9/18/2014	—	—	—	250,000	—	—	$4,727,500
Robert L. Salomon	PS	11/8/2013	—	—	—	4,700	—	$19.11	$54,755
	NQSO	11/8/2013	—	—	—	—	30,200	$19.11	$240,694
	BP	11/8/2013	$236,250	$525,000	$1,050,000	—	—	—	—
	PC	11/8/2013	$274,444	$428,006	$856,406	—	—	—	—
	RS	9/18/2014	—	—	—	80,000	—	—	$1,512,800
Kenneth F. Khoury	PS	11/8/2013	—	—	—	4,700	—	$19.11	$54,755
	NQSO	11/8/2013	—	—	—	—	30,200	$19.11	$240,694
	BP	11/8/2013	$236,250	$525,000	$1,050,000	—	—	—	—
	PC	11/8/2013	$274,444	$428,006	$856,406	—	—	—	—
	RS	9/18/2014	—	—	—	80,000	—	—	$1,512,800
_______________________

(1)
Award Type: PS = TSR performance shares, NQSO = Non-Qualified Stock Options, BP = cash award under 2014 Bonus Plan, PC = performance cash under 2014 Performance Cash Plan, RS = time-based restricted stock.

(2)	See footnote 1 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of the applicable awards.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Stock and Option Awards
Grants of equity incentive plan awards for fiscal year 2014 and the full grant date fair value (determined in accordance with ASC 718) of such awards are disclosed in the Grants of Plan-Based Awards table above. Whether, and to what extent, an NEO realizes value upon vesting/exercise will depend on a number of factors, including our performance and stock price. See footnotes 1 and 2 to the Summary Compensation Table above.
Historically, we have utilized four equity-based, long-term incentives: stock options, SSARs, time-based restricted stock and performance-based restricted stock pursuant to our 1999 and 2010 Equity Incentive Plans. For fiscal year 2014, only stock options, performance-based restricted stock awards and time-based restricted stock awards were awarded. The fiscal year 2014 equity awards vest as follows:

•	Stock options granted in fiscal year 2014 vest ratably over a three-year period. Awards of stock options expire eight years after grant.

•
TSR performance shares granted in fiscal year 2014 vest three years from the grant date only if certain relative performance requirements are met. See “Compensation Discussion and Analysis — Elements of Fiscal Year 2014 Executive Compensation — Long-Term Incentive Compensation” and below under “Outstanding Equity Awards at Fiscal Year End” for more information on the vesting requirements for these TSR performance shares.

•	Time-based restricted stock awards granted in fiscal year 2014 are one-time retention grants that vest on the fourth anniversary of the grant date.

Non-Equity Incentive Plan Awards
Non-equity incentive plan awards for fiscal year 2014 consisted of cash awards pursuant to our 2014 Bonus Plan and 2014 Performance Cash Plan. Our 2014 Bonus Plan includes threshold, target and maximum potential award opportunities, assuming achievement of certain Adjusted EBITDA and customer-related components. Actual cash payments based on achievement are made annually following the completion of our fiscal year. See “Compensation Discussion and Analysis — Elements of Fiscal Year 2014 Executive Compensation — Short-Term Incentive Compensation” for more information regarding the 2014 Bonus Plan. Our 2014 Performance Cash Plan includes threshold, target and maximum potential long-term incentive award opportunities payable for performance during the period of October 1, 2013 through September 30, 2016. See “Compensation Discussion and Analysis — Elements of Fiscal Year 2014 Executive Compensation — Long-Term Incentive Compensation” for more information on the 2014 Performance Cash Plan.
Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to the common stock that may be issued upon the exercise of options and vesting of performance-based restricted stock and time-based restricted stock by our NEOs under our 1999 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Long-Term Incentive Plan as of September 30, 2014.

		Option Awards (1)					Stock Awards (1)
										Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options/SSARs					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Grant Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Allan P. Merrill	8/10/2009	40,002	—		$19.70	8/10/2016	—		—	—		—
	5/11/2010	35,659	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	17,550	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	38,843	19,421	(2)	$10.80	11/16/2019	—		—	—		—
	11/16/2011	—	—		—	—	—		—	58,264	(5)	$977,670
	11/14/2012	28,666	57,334	(2)	$13.33	11/14/2020	—		—	—		—
	11/14/2012	—	—		—	—	—		—	13,500	(5)	$226,530
	11/8/2013	—	86,000	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—	—		—	13,500	(6)	$226,530
	9/18/2014	—	—		—	—	250,000	(3)	$4,195,000	—		—

Robert L. Salomon	8/10/2009	4,800	—		$19.70	8/10/2016	—		—	—		—
	5/11/2010	5,943	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	5,922	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	13,595	6,797	(2)	$10.80	11/16/2019	—		—	—		—
	11/16/2011	—	—		—	—	—		—	20,392	(5)	$342,178
	11/14/2012	10,066	20,134	(2)	$13.33	11/14/2020	—		—	—		—
	11/14/2012	—	—		—	—	—		—	4,700	(5)	$78,866
	11/8/2013	—	30,200	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—			—	4,700	(6)	$78,866
	9/18/2014	—	—		—	—	80,000	(3)	$1,342,400	—		—

Kenneth F. Khoury	8/10/2009	20,001	—		$19.70	8/10/2016	—		—	—		—
	5/11/2010	17,829	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	11,700	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	13,595	6,797	(2)	$10.80	11/16/2019	—		—	—		—
	11/16/2011	—	—		—	—	—		—	20,392	(5)	$342,178
	11/14/2012	10,066	20,134	(2)	$13.33	11/14/2020	—		—	—		—
	11/14/2012	—	—		—	—	—		—	4,700	(5)	$78,866
	11/8/2013	—	30,200	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—			—	4,700	(6)	$78,866
	9/18/2014	—	—		—	—	80,000	(3)	$1,342,400	—		—
__________________________

(1)
The treatment of awards upon termination of employment or a change of control is described in detail under “Potential Payments Upon Termination or Change of Control — Disposition of Outstanding Equity Awards at Termination.”

(2)	Award vests ratably over a three-year period.

(3)	Reflects one-time retention grant of time-based restricted stock that vests on the fourth anniversary of the grant date.

(4)	Reflects the value using the closing price of our common stock of $16.78 on the last trading day of fiscal year 2014 (September 30, 2014).

(5)
Performance Shares Granted in Fiscal Years 2012 and 2013: Performance shares granted in fiscal years 2012 and 2013 were awarded pursuant to our 2010 Equity Incentive Plan. On the third anniversary of the date of the grant, these shares of performance-based restricted stock vest contingent upon the actual compound annual growth rate (“CAGR”) of our common stock and our total shareholder return (“TSR”) compared to that of a peer group of companies for the three-year performance period. CAGR means the year-over-year growth rate of an investment in our common stock over the three-year performance period. TSR means the return a holder of our common stock earns over the three-year performance period, expressed as a percentage, and including changes in average market value of, and dividends or other distributions with respect to, our common stock, and converted to an annual rate. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds target (100%) will not be paid in additional shares but instead will be paid in cash.

	Beazer 3-Year Stock Price CAGR
Beazer 3-Year relative TSR Peer Ranking	Beg Avg Market Value	10%	20%	30%	40%
Equal to or above 1st Ranked Peer	0%	50%	100%	125%	150%
Equal to or above 2nd Ranked Peer	0%	46%	92%	117%	142%
Equal to or above 3rd Ranked Peer	0%	42%	83%	108%	133%
Equal to or above 4th Ranked Peer	0%	38%	75%	100%	125%
Equal to or above 5th Ranked Peer	0%	33%	67%	92%	117%
Equal to or above 6th Ranked Peer	0%	29%	58%	83%	108%
Equal to or above 7th Ranked Peer	0%	25%	50%	75%	100%
Equal to or above 8th Ranked Peer	0%	0%	42%	63%	83%
Equal to or above 9th Ranked Peer	0%	0%	33%	50%	67%
Equal to or above 10th Ranked Peer	0%	0%	25%	38%	50%
Equal to or below 11th Ranked Peer	0%	0%	0%	0%	0%

(6)
Performance Shares Granted in Fiscal Year 2014: Performance shares granted in fiscal year 2014 were awarded pursuant to our 2010 Equity Incentive Plan. On the third anniversary of the date of the grant, these shares of performance-based restricted stock vest contingent upon TSR compared to that of a peer group of companies for the three-year performance period. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds target (100%) will not be paid in additional shares but instead will be paid in cash.

Beazer 3-Year relative TSR Peer Ranking	Vesting %
Equal to or above 1st Ranked Peer	150%
Equal to or above 2nd Ranked Peer	150%
Equal to or above 3rd Ranked Peer	140%
Equal to or above 4th Ranked Peer	130%
Equal to or above 5th Ranked Peer	120%
Equal to or above 6th Ranked Peer	110%
Equal to or above 7th Ranked Peer	100%
Equal to or above 8th Ranked Peer	80%
Equal to or above 9th Ranked Peer	60%
Equal to or above 10th Ranked Peer	40%
Equal to or below 11th Ranked Peer	20%
Equal to or below 12th Ranked Peer	0%
Option Exercises and Stock Vested
The following table provides information with respect to the number and value of shares acquired during fiscal year 2014 by our NEOs from the vesting of restricted stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)
Allan P. Merrill	21,079	$400,867
Robert L. Salomon	5,923	$111,708
Kenneth F. Khoury	11,700	$220,662
_______________________

(1)	The value realized is the closing market price on the date the stock awards vest, multiplied by the total number of shares vesting.
Non-Qualified Deferred Compensation
As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal year 2014.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Allan P. Merrill	$0	$100,000	$63,706	$0	$718,861
Robert L. Salomon	$0	$50,000	$17,595	$43,227	$169,894
Kenneth F. Khoury	$0	$50,000	$683	$0	$150,668
_______________________

(1)
Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(2)	Aggregate balances include unvested amounts of Company contributions and accrued fiscal year 2014 bonus deferrals.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
As discussed above, in fiscal year 2014, discretionary deferred compensation payments, in lieu of matching contributions, totaled $100,000, $50,000 and $50,000 for Messrs. Merrill, Salomon and Khoury, respectively. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.
Potential Payments Upon Termination or Change of Control
Employment Agreements
In September 2014, we entered into new employment agreements (the “New Agreements”) with each of our NEOs, Messrs. Merrill, Salomon and Khoury. The New Agreements replaced the Company’s prior employment agreements with Messrs. Merrill, Salomon and Khoury, which were scheduled to expire in June 2015. Each of the New Agreements is for a four-year term and does not automatically renew at expiration of the term. As described below, under the terms of these agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances.
The New Agreements are substantially identical in non-economic terms, and set forth each executive’s responsibilities, non-competition and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, and termination provisions. In addition, the New Agreements set forth each executive’s base salary, targeted bonus awards, eligibility to receive awards pursuant to long-term incentive compensation programs and, if applicable, severance payments, all of which are described in greater detail below. Other than as described below, the New Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.
The New Agreements do not entitle the executives to any extension or continuation of employee benefits after termination and there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the New Agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of any “clawback” policy of the Company.
The initial base salaries and target annual performance bonus opportunities under the New Agreements are the same as those that were in effect for each executive during fiscal year 2014. Mr. Merrill’s new employment agreement provides for a base salary of $900,000, a target annual performance bonus opportunity of 150% of base salary and target annual long-term incentive awards of up to 250% of base salary. The new employment agreements for Messrs. Salomon and Khoury each provide for a base salary of $525,000, a target annual performance bonus opportunity of 100% of base salary and target annual long-term incentive awards of up to 175% of base salary. Performance metrics and actual target opportunities for any given year remain within the discretion of the Committee.
If the employment of Messrs. Merrill, Salomon or Khoury is terminated by us without “cause” (as defined below) or the executive resigns with “good reason” (generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement or certain other failures or breaches by us with respect to certain provisions under the employment agreement), we will pay to the executive in a lump sum in cash the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid vacation pay, and (3) any unpaid reimbursable business expenses. The sum of these amounts is referred to as “Accrued Obligations.” In addition, Messrs. Merrill, Salomon and Khoury will be entitled to receive an amount equal to the $3,000,000, $1,500,000 and $1,500,000, respectively, referred to herein as “severance.” These amounts will be paid in twelve monthly installments beginning with the first regular pay date that is no less than 60 days after termination. The severance payments are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.
The New Agreements also provide for increased severance payments following a change of control if the NEO’s employment is terminated without “cause” or if he resigns with “good reason” within two years of the change in control. In such event, the severance payment for Mr. Merrill would be two and one-half times the sum of his base salary and target annual bonus for the fiscal year in which the termination occurs, and the severance payment for each of Messrs. Salomon and Khoury would be two times the sum of base salary and target annual bonus for the fiscal year in which the termination occurs. The

Committee determined that an increase in the severance payable in these circumstances was market competitive. These payments would be payable in a lump sum, on the date that is 60 days after the date of termination.
No severance will be payable in the event any of the New Agreements expires by its terms, the executive resigns without “good reason,” the executive voluntarily terminates his employment, the executive is terminated for “cause” or the executive’s employment is terminated as a result of his death or disability. In any such event, the executive will be entitled to receive only an amount equal to his Accrued Obligations (as defined above).
For the purposes of the New Agreements, “cause” is generally defined as (1) any breach by the NEO of the employment agreement or any other agreement between the NEO and the Company; (2) any willful illegal act or gross misconduct on the part of the NEO that causes material injury to the Company; (3) the NEO being convicted of (or entering a plea of no contest or nolo contendere to) a felony or a misdemeanor involving fraud; (4) the failure or refusal to follow lawful directives of the Board of Directors which are consistent with the NEO’s duties and responsibilities; (5) the intentional failure to perform his duties and responsibilities or a breach of his fiduciary duties to the Company; (6) any dishonesty, fraud or embezzlement on the part of the NEO and intended to result in substantial gain to the NEO; and (7) determination by a court or regulatory authority that the NEO be removed or disqualified from serving as an officer of the Company.
The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Plan and any payment election previously made by the executive; provided however, that if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.
Disposition of Outstanding Equity Awards at Termination
Resignation; Termination for Cause
Equity grants made through the end of fiscal year 2014 under our 1999 and 2010 Equity Incentive Plans and our 2014 Long-Term Incentive Plan provide that all such awards will be forfeited in the event the executive is terminated by the Company for “cause” or the executive voluntarily resigns.
Change of Control
Equity grants made through the end of fiscal year 2014 provide for accelerated vesting of all outstanding equity-based grants in the event of a change in control. In such event, performance shares granted in fiscal years 2012 through 2014 would vest at the target level. For grants to our NEOs under the 2014 Long-Term Incentive Plan in fiscal year 2015 and beyond, the Committee has determined that the agreements governing such equity awards will normally include provisions requiring that the NEO’s employment be terminated without “cause” or for “good reason” after the change in control in order for the NEO’s unvested outstanding awards to fully vest (a “double-trigger” provision).
The definitions of “change in control” under our 1999 Equity Incentive Plan, 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan are substantially similar except that the 1999 Equity Incentive Plan contains a trigger based on the acquisition of 20%, rather than 25% as in the 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan, of our common stock or other voting securities.
Retirement
Upon termination of employment due to retirement, unvested stock options granted in fiscal years 2012 through 2014 will fully vest and vested stock options will be exercisable for the remaining option term. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to twelve months following the retirement. Performance shares granted in fiscal years 2012 through 2014 will vest pro rata, based on the number of whole months worked from the grant date to the retirement date. Restricted stock awarded in September 2014 will fully vest in the event of “retirement” (defined for purposes of this restricted stock grant as a voluntary termination of employment by executive at age 66 or older that occurs at least three years after the effective date of the grant when executive is in good standing with the Company and which is approved by the Committee).
Death or Disability
Upon the termination of employment due to death or disability, unvested stock options granted in fiscal years 2012 through 2014 will fully vest and performance shares granted in fiscal years 2012 through 2014 will vest at target. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to three months in the case of disability and twelve months in the case of death.

Termination Without Cause
Upon termination without “cause,” unvested stock options and unvested performance shares granted in fiscal years 2012 through 2014 will be forfeited. Vested stock options will be exercisable for a period of up to three months following the termination. Restricted stock awarded in September 2014 will vest pro rata, based on the number of whole months worked from the grant date to the termination date.
Disposition of Non-Equity Awards at Termination
Our NEOs received long-term performance-based cash awards in fiscal years 2012 and 2013. Under the individual agreements governing these awards, in the event an executive resigns from or otherwise terminates his employment with the Company (other than due to death, disability or retirement), or is terminated by the Company, with or without “cause,” unvested awards will be forfeited. Upon termination of employment due to retirement, a portion of the performance cash award will vest, depending on length of service since the award date. Upon the termination of employment due to death or disability, unvested performance cash awards will vest at the target level. In the event of a change of control, unvested performance cash awards will vest at the target level.
Potential Post-Employment Compensation Table
The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2014, and is based on each executive’s compensation and a closing stock price of $16.78 on September 30, 2014, the last trading day in our fiscal year.

			Type of Termination
Name	Payment or Benefit Type	Change of Control (1)	Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason	By the Company for Cause	By the Company Other than for Cause
Allan P. Merrill	Severance	$—	$5,625,000	$—	$—	$3,000,000	$—	$3,000,000
	Accrued Obligations (3)	—	10,384	10,384	10,384	10,384	10,384	10,384
	Stock Option/SSAR Vesting	313,936	313,936	313,936	—	—	—	—
	Restricted Stock Vesting	4,195,000	4,195,000	4,142,563	—	—	—	4,142,563
	Performance Restricted Stock Vesting	1,430,730	1,430,730	1,430,730	—	—	—	—
	Performance Cash Award	1,800,000	1,800,000	1,800,000	—	—	—	—
	Total	$7,739,666	$13,375,050	$7,697,613	$10,384	$3,010,384	$10,384	$7,152,947

Robert L. Salomon	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (3)	—	32,306	32,306	32,306	32,306	32,306	32,306
	Stock Option/SSAR Vesting	110,105	110,105	110,105	—	—	—	—
	Restricted Stock Vesting	1,342,400	1,342,400	1,325,620	—	—	—	1,325,620
	Performance Restricted Stock Vesting	499,910	499,910	499,910	—	—	—	—
	Performance Cash Award	731,250	731,250	731,250	—	—	—	—
	Total	$2,683,665	$4,815,971	$2,699,191	$32,306	$1,532,306	$32,306	$2,857,926

Kenneth F. Khoury	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (3)	—	20,192	20,192	20,192	20,192	20,192	20,192
	Stock Option/SSAR Vesting	110,105	110,105	110,105	—	—	—	—
	Restricted Stock Vesting	1,342,400	1,342,400	1,325,620	—	—	—	1,325,620
	Performance Restricted Stock Vesting	499,910	499,910	499,910	—	—	—	—
	Performance Cash Award	731,250	731,250	731,250	—	—	—	—
	Total	$2,683,665	$4,803,857	$2,687,077	$20,192	$1,520,192	$20,192	$2,845,812

______________________

(1)
Represents the value of awards with vesting accelerated as a result of the change of control under the 1999 Equity Incentive Plan, the 2010 Equity Incentive Plan and the 2014 Long-Term Incentive Plan and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	At September 30, 2014, Accrued Obligations would have equaled accrued vacation.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the high level of support that we received in response to our 2013 and 2014 Say on Pay Votes. We also encourage you to read “Compensation Discussion and Analysis” beginning on page 20 and “Executive Compensation” beginning on page 40 and to consider the financial and operational achievements of the Company since our NEOs took over their current roles in 2011.
Our Compensation Philosophy and Practices
The Company’s core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our annual and long-term performance. This includes establishing performance targets based on our strategic and operating plans and providing a significant portion of total compensation based on the appreciation of our stock price and the achievement of certain financial targets.
Our Board of Directors and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in numerous ways, including by making a substantial portion of compensation performance-based to maximize both short- and long-term stockholder value. Our Board of Directors believes the Company’s compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices our stockholders have made.
For the above noted reasons, our Board of Directors urges you to approve the following resolution:
“RESOLVED, that stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Effect of Say on Pay Vote
The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications with the Company, our Board of Directors and the Compensation Committee will carefully review the 2015 Say on Pay voting results to better understand any significant concerns with our executive compensation program. Stockholders who want to communicate with our Board of Directors or management should refer to “Corporate Governance — Board Corporate Governance Practices — Communications with Board Members” on page 7 of this Proxy Statement for additional information.
Recommendation
The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement by voting FOR this proposal.

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock as of December 8, 2014.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Outstanding (1)

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	2,591,509	9.4%
Credit Suisse (3) Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	1,671,833	6.1%
GSO Capital Partners LP (4) 345 Park Avenue New York, NY 10154	1,513,968	5.5%
_______________________

(1)
Based upon 27,448,293 shares of common stock outstanding as of December 8, 2014. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)
Based upon information set forth in a Schedule 13G/A filed by BlackRock, Inc. on January 10, 2014. BlackRock, Inc. reported beneficial ownership and sole voting power of 2,501,491 shares and beneficial ownership and sole dispositive power of 2,591,509 shares.

(3)
Based upon information set forth in a Schedule 13G filed by Credit Suisse AG on January 14, 2014. According to the Schedule 13G, Credit Suisse AG reported beneficial ownership, shared voting power and shared dispositive power of 1,671,833 shares.

(4)
Based upon information set forth in a Schedule 13G/A filed by GSO Capital Partners LP (“GSOCP”), Bennett J. Goodman (“Mr. Goodman”), J. Albert Smith III (“Mr. Smith”), Douglas I. Ostrover (“Mr. Ostrover”), GSO Advisor Holdings LLC (“GSOAH”), Blackstone Holdings I L.P. (“Blackstone Holdings I”), Blackstone Holdings I/II GP Inc. (“Blackstone Holdings I/II”), The Blackstone Group L.P. (“Blackstone Group”), Blackstone Group Management L.L.C. (“Blackstone Management”) and Stephen A. Schwarzman (“Mr. Schwarzman”) on February 14, 2014. In the Schedule 13G/A, GSOCP, GSAOH, Blackstone Holdings I, Blackstone Holdings I/II, Blackstone Group, Blackstone Management and Mr. Schwarzman reported beneficial ownership, sole voting power and sole dispositive power of 1,513,968 shares, and each of Messrs. Goodman, Smith and Ostrover reported beneficial ownership, shared voting power and shared dispositive power of 1,513,968 shares. According to the Schedule 13G/A, as of February 14, 2014, GSO Special Situations Fund LP directly held 723,166 shares and GSO Special Situations Overseas Master Fund Ltd. directly held 790,802 shares. GSOCP is the investment manager of each of GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. GSOAH is the general partner of GSOCP. Blackstone Holdings I is the sole member of GSOAH. Blackstone Holdings I/II is the general partner of Blackstone Holdings I. Blackstone Group is the controlling shareholder of Blackstone Holdings I/II. The general partner of Blackstone Group is Blackstone Management. Blackstone Management is controlled by Mr. Schwarzman, one of its founders.

Security Ownership of Executive Officers and Directors
The following table sets forth information, as of December 8, 2014, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding (5)
Elizabeth S. Acton	15,804	*
Laurent Alpert	28,284	*
Brian C. Beazer	79,813	*
Kenneth F. Khoury	279,313	1.0%
Peter G. Leemputte	25,157	*
Allan P. Merrill	736,972	2.7%
Norma A. Provencio	26,283	*
Robert L. Salomon	232,520	*
Larry T. Solari	25,671	*
Stephen P. Zelnak, Jr.	54,476	*
Directors and Executive Officers as a Group (10 persons)	1,504,293	5.5%
 _______________________
*    Less than 1%

(1)
Beneficial ownership includes shares of time-based restricted stock as follows: Ms. Acton - 5,244, Mr. Alpert - 5,244, Mr. Beazer - 7,069, Mr. Khoury - 96,059, Mr. Leemputte - 5,244, Mr. Merrill - 289,329, Ms. Provencio - 5,244, Mr. Salomon - 96,059, Mr. Solari - 5,244 and Mr. Zelnak - 5,244.

(2)
Beneficial ownership for Messrs. Khoury, Merrill and Salomon includes performance shares granted in November 2012, November 2013 and November 2014 as follows: Mr. Khoury - 45,533, Mr. Merrill - 115,490 and Mr. Salomon - 45,533.

(3)
Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 8, 2014 as follows: Mr. Zelnak - 515.

(4)
Ms. Provencio’s beneficial ownership includes 5,600 shares of our common stock held indirectly through Provencio Advisory Services Inc.’s 401(k) plan. Mr. Beazer’s ownership includes 16,600 shares of our common stock held indirectly through BC Beazer Investments PTE Ltd.

(5)
Based upon 27,448,293 shares of outstanding common stock as of December 8, 2014 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 8, 2014, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

TRANSACTIONS WITH RELATED PERSONS
Fiscal Year 2014 Transactions with Related Persons
On May 23, 2014, Kenneth F. Khoury, our Executive Vice President, General Counsel and Chief Administrative Officer, purchased a home from one of our subsidiaries for an aggregate purchase price of $417,824. The purchase price reflected a discount from the original list price pursuant to our employee home purchase discount program, in which Mr. Khoury participated on the same terms as those offered to other employees. The transaction was approved by the Nominating/Corporate Governance Committee and the Board of Directors.
Review, Approval or Ratification of Transactions with Related Persons
The charter for the Nominating/Corporate Governance Committee of our Board of Directors provides that our Nominating/Corporate Governance Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and will submit the related party transactions to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Nominating/Corporate Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.
Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Business Conduct and Ethics, each director is required to notify the Chair of our Nominating/Corporate Governance Committee, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company or other proceeding adverse to us (except where disclosure is prohibited by law) or has a business, charitable or other relationship with us. In addition, our Code of Business Conduct and Ethics requires each employee, including all executive officers, to promptly notify his or her immediate supervisor, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to a division president of the Company or our Compliance Officer. In determining whether a conflict exists, the supervisor shall seek further guidance as is appropriate (which may include discussions with more senior officers or our Nominating/Corporate Governance Committee).
On an annual basis, each director, officer and employee of the Company is required to undergo an ethics training program, provide an acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics, and disclose any related persons transactions.
For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption or anyone (other than tenants and domestic employees) who share(s) an employee’s or director’s home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING
Proposals to be Included in Our Proxy Statement for the 2016 Annual Meeting
Any proposal by a stockholder to be included in the proxy statement for our 2016 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, not later than August 21, 2015. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.
Stockholder Proposals Regarding Nominations or Other Business at the 2016 Annual Meeting
Any proposal by a stockholder for nominations or other business at our 2016 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2016 annual meeting of stockholders described above) must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, no earlier than July 22, 2015 and no later than August 21, 2015. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals.

OTHER INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,
Brian C. Beazer
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2014

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19536-P89448	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR each nominee named in Proposal 1 and FOR Proposals 2 and 3.
1. Election of Directors
Nominees:	For	Against	Abstain	3. Approval of an advisory proposal regarding the compensation paid to the Company’s named executive officers (the “Say on Pay” proposal).	For ☐	Against ☐	Abstain ☐

1a. Elizabeth S. Acton	☐	☐	☐
1b. Laurent Alpert	☐	☐	☐
1c. Brian C. Beazer	☐	☐	☐
1d. Peter G. Leemputte	☐	☐	☐
1e. Allan P. Merrill	☐	☐	☐
1f. Norma A. Provencio	☐	☐	☐
1g. Larry T. Solari	☐	☐	☐
1h. Stephen P. Zelnak, Jr.	☐	☐	☐

2. Ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.
	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

ANNUAL MEETING OF STOCKHOLDERS OF
BEAZER HOMES USA, INC.
February 4, 2015
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided.

M19537-P89448

P	BEAZER HOMES USA, INC.
R	1000 Abernathy Road
O	Suite 260
X	Atlanta, Georgia 30328
Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 19, 2014, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:00 a.m., Eastern Time, on Wednesday, February 4, 2015 at Beazer Homes USA, Inc.’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)